Exhibit 2.1

MERGER AGREEMENT

DATED AS OF APRIL 29, 2009

BY AND AMONG

FOUR OAKS FINCORP, INC.,

FOUR OAKS BANK & TRUST COMPANY

AND

NUESTRO BANCO

TABLE OF CONTENTS
PAGE

ARTICLE I -- DEFINED TERMS		1
1.1	DEFINITIONS	1

ARTICLE II -- THE MERGER; CONVERSION AND EXCHANGE OF COMPANY SHARES		9
2.1	THE MERGER	9
2.2	COMPANY SHARES	9
2.3	MERGER CONSIDERATION	10
2.4	EXCHANGE PROCEDURES	10
2.5	COMPANY STOCK OPTIONS	11
2.6	WARRANTS	12
2.7	DISSENTING SHARES	12

ARTICLE III -- THE CLOSING		13
3.1	CLOSING	13
3.2	DELIVERIES BY THE COMPANY	13
3.3	DELIVERIES BY THE PARENT AND THE BUYER	13

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY		14
4.1	ORGANIZATION, STANDING AND POWER	14
4.2	AUTHORITY; NO CONFLICTS	14
4.3	CAPITAL STOCK; SUBSIDIARIES	15
4.4	COMPANY FINANCIAL STATEMENTS	15
4.5	ABSENCE OF UNDISCLOSED LIABILITIES	16
4.6	ABSENCE OF CERTAIN CHANGES OR EVENTS	16
4.7	TAX MATTERS	17
4.8	ASSETS	18
4.9	SECURITIES PORTFOLIO AND INVESTMENTS	19
4.10	ENVIRONMENTAL MATTERS	19
4.11	COMPLIANCE WITH LAWS	19
4.12	LABOR RELATIONS	20
4.13	EMPLOYEE BENEFIT PLANS	20
4.14	MATERIAL CONTRACTS	22
4.15	LEGAL PROCEEDINGS	22
4.16	REGULATORY REPORTS	23
4.17	ACCOUNTING, TAX, AND REGULATORY MATTERS	23
4.18	CHARTER PROVISIONS	23
4.19	BOOKS AND RECORDS	23
4.20	DERIVATIVES	23
4.21	INVESTMENT COMPANY	24
4.22	LOANS; ALLOWANCE FOR LOAN LOSSES	24
4.23	REPURCHASE AGREEMENTS	24
4.24	DEPOSIT ACCOUNTS	24
4.25	RELATED PARTY TRANSACTIONS	25
4.26	FINANCIAL ADVISORY FEES	25
4.27	VOTING AGREEMENTS	25
4.28	INTELLECTUAL PROPERTY	25
4.29	PRIVACY OF CUSTOMER INFORMATION	26
4.30	TECHNOLOGY SYSTEMS	26
4.31	BANK SECRECY ACT COMPLIANCE; USA PATRIOT ACT; OFAC	26
4.32	NONCOMPETES	27

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4.33	DISCLOSURE	27

ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER		27
5.1	ORGANIZATION, STANDING AND POWER	27
5.2	AUTHORITY; NO CONFLICTS	28
5.3	PARENT’S STOCK	28
5.4	SEC FILINGS; PARENT FINANCIAL STATEMENTS	29
5.5	ENVIRONMENTAL MATTERS	30
5.6	COMPLIANCE WITH LAWS	30
5.7	BOOKS AND RECORDS	31
5.8	FINANCIAL ADVISORY FEES	31
5.9	LEGAL PROCEEDINGS	31
5.10	INVESTMENT COMPANY	31

ARTICLE VI -- COVENANTS		32
6.1	COVENANTS OF THE COMPANY	32
6.2	COVENANTS OF THE PARENT AND THE BUYER	37
6.3	COVENANTS OF ALL PARTIES TO THE AGREEMENT	39

ARTICLE VII -- DISCLOSURE OF ADDITIONAL INFORMATION		41
7.1	ACCESS TO INFORMATION	41
7.2	ACCESS TO PREMISES	41
7.3	ENVIRONMENTAL SURVEY	41
7.4	CONFIDENTIALITY	41

ARTICLE VIII -- CONDITIONS TO CLOSING		43
8.1	MUTUAL CONDITIONS	43
8.2	CONDITIONS TO THE OBLIGATIONS OF THE COMPANY	44
8.3	CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND THE BUYER	47

ARTICLE IX -- TERMINATION		49
9.1	TERMINATION	49
9.2	PROCEDURE AND EFFECT OF TERMINATION	49
9.3	TERMINATION EXPENSES AND FEES	50

ARTICLE X -- MISCELLANEOUS PROVISIONS		50
10.1	EXPENSES	50
10.2	SURVIVAL OF REPRESENTATIONS	50
10.3	AMENDMENT AND MODIFICATION	51
10.4	WAIVER OF COMPLIANCE; CONSENTS	51
10.5	NOTICES	51
10.6	ASSIGNMENT	52
10.7	SEPARABLE PROVISIONS	52
10.8	GOVERNING LAW	52
10.9	COUNTERPARTS	52
10.10	INTERPRETATION	52
10.11	ENTIRE AGREEMENT	53

EXHIBIT A	FORM OF PLAN OF MERGER
EXHIBIT B	FORM OF VOTING AGREEMENT
EXHIBIT C	FORM OF SEPARATION AGREEMENT
EXHIBIT D	FORM OF CONSULTING AGREEMENT

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MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”), dated as of the 29th day of April, 2009, is by and among:

FOUR OAKS FINCORP, INC., a North Carolina corporation and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and a North Carolina bank holding company (the “Parent”);

FOUR OAKS BANK & TRUST COMPANY, a North Carolina banking corporation and a state chartered member of the Federal Reserve System (the “Buyer”); and

NUESTRO BANCO, a North Carolina banking corporation (the “Company”).

BACKGROUND STATEMENT

The Parent, the Buyer and the Company desire to effect a merger pursuant to which the Company will merge into the Buyer, with the Buyer being the surviving corporation (the “Merger”).  In consideration of the Merger, the shareholders of the Company will receive shares of common stock of the Parent.  It is intended that the Merger qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

STATEMENT OF AGREEMENT

In consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

1.1.           DEFINITIONS.  As used in this Agreement, the following terms have the following meanings:

“Accounting Records” means, with respect to a Person, the general ledger with respect to its business and the subsidiary ledgers and supporting schedules that support the general ledger balances.

“Acquisition Proposal” has the meaning given to it in Section 6.1(c).

“Advisory Board” has the meaning given to it in Section 6.2(b).

“Affiliate” means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or Controls, or is Controlled by or under common Control with, such Person.  For the purpose of this Agreement, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, as used with respect to the Company, the term “Affiliates” includes the Company’s Subsidiaries, if any.

“Agreement” has the meaning given to it in the introductory paragraph hereof.

“Assets” means all of the assets, properties, businesses and rights of a Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, whether or not carried on any books and records of such Person, whether or not owned in such Person’s name and wherever located.

“Benefit Plans” means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, restricted stock, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, welfare plans, all life insurance plans, and all other employee benefit plans, arrangements, fringe benefit plans or perquisites, whether written or unwritten, including without limitation “employee benefit plans” as that term is defined in Section 3(3) of ERISA maintained, sponsored in whole or in part, or contributed to, by a Person or any of its subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries are eligible to participate.

“Business Day” means any day excluding (i) Saturday, (ii) Sunday and (iii) any day that is a legal holiday in the State of North Carolina.

“Buyer” has the meaning given to it in the introductory paragraph hereof.

“Cause” means: (i) any act of an employee in connection with his or her employment and relating to the Buyer’s business including, but not limited to, negligence, which is materially detrimental to the Buyer’s interests; (ii) any act of misconduct, unlawfulness or dishonesty by an employee in connection with his or her employment which is detrimental to the Buyer’s interests; (iii) an employee’s unsatisfactory job performance or failure to comply with the Buyer’s board of directors’ reasonable directions; or (iv) an employee’s material breach of any agreement between such employee and the Buyer.

“Closing” means the closing of the Merger, as identified more specifically in ARTICLE III.

“Closing Date” has the meaning given to it in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

“Company” has the meaning given to it in the introductory paragraph hereof.

“Company Benefit Plans” has the meaning given to it in Section 4.13(a).

“Company Contracts” has the meaning given to it in Section 4.14.

“Company Financial Statements” means, with respect to the Company, the audited statements of income and shareholder’s equity and cash flows for the years ended December 31, 2008 (if applicable) and 2007 and audited balance sheets as of December 31, 2008 and 2007, as well as the interim unaudited statements of income and shareholders’ equity and cash flows for each of the completed fiscal quarters since December 31, 2007, and the interim balance sheet as of each such quarter.

“Company Option” means an option or other right to purchase Company Shares.

“Company Shares” has the meaning given to it in Section 2.2(a).

“Company Warrant” means a warrant to purchase Company Shares.

“Company Warrantholder” has the meaning given to it in Section 2.6.

“Company’s Disclosure Schedule” has the meaning given to it in the preamble to ARTICLE IV.

“Confidential Information” has the meaning given to it in Section 7.4(b).

“Confidentiality Agreement” has the meaning given to it in Section 6.1(c).

“Consent” means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person given or granted with respect to any Contract, Law, Order or Permit.

“Contract” means any agreement, warranty, indenture, mortgage, guaranty, lease, license or other contract, agreement, arrangement, commitment or understanding, written or oral, to which a Person is a party.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit (including any noncompliance with restrictions on assignment, where assignment is defined to include a change of control of the parties to this Agreement or any of their Affiliates or the merger or consolidation of any of them with another Person), (ii) any occurrence of any event that, with the passage of time or the giving of notice or both, would constitute such a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that, with or without the passage of time or the giving of notice, would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“Dissenting Shares” has the meaning given to it in Section 2.7.

“Effective Time” has the meaning given to it in Section 2.1(e).

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, permit, directive, license, approval, guidance, interpretation, order or other legal requirement relating to the protection of human health or the environment, including but not limited to any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment. Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300 et seq.) and the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), as such laws and regulations have been or are in the future amended or supplemented, and each similar federal, state or local statute, and each rule and regulation promulgated under such federal, state and local laws.

“Environmental Survey” has the meaning given to it in Section 7.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Plan” means any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning given to it in Section 2.4(a).

“Exchange Ratio” means 0.2697.

“FDIC” means the Federal Deposit Insurance Corporation.

 “GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practice.

“Governmental Authority” means any nation, province or state, or any political subdivision thereof, and any agency, department, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including Regulatory Authorities.

“Hazardous Material” means any substance or material that either is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law or is otherwise regulated under any Environmental Law, or the presence of which in some quantity requires investigation, notification or remediation under any Environmental Law.

“IIPI” has the meaning given to it in Section 4.29(a).

“Informing Party” has the meaning given to it in Section 7.4(b).

“Intellectual Property” means all copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes and documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRA” means an “individual retirement account” or similar deposit account established in accordance with the provisions of Section 408 of the Code for which the Company acts as custodian or trustee, but as to which (i) the Company may not exercise investment discretion and (ii) the Company’s customer for whom the IRA is established may not direct securities investment while the Company acts as custodian or trustee.

“Knowledge of the Company” means the knowledge of any of the directors and executive officers of the Company, including facts of which the directors and executive officers, in the reasonably prudent exercise of their duties, should be aware.

“Knowledge of the Parent and the Buyer” means the knowledge of any of the directors and officers of the Parent or the Buyer or any of their respective Subsidiaries, including facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware.

“Law” means any code, law, ordinance, rule, regulation, reporting or licensing requirement, or statute applicable to a Person or its Assets, Liabilities, business or operations promulgated, interpreted or enforced by any Governmental Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

“Lien” means, whether contractual or statutory, any conditional sale agreement, participation or repurchase agreement, assignment, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) easements, restrictions of record and title exceptions that could not reasonably be expected to have a Material Adverse Effect, and (iii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, complaint, criminal prosecution, governmental investigation, hearing, or administrative or other proceeding, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Collateral” means all of the assets, properties, businesses and rights of every kind, nature, character and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, owned by whomever and wherever located, in which any Person has taken a security interest with respect to, on which any Person has placed a Lien with respect to, or which is otherwise used to secure, any loan made by any Person or any note, account, or other receivable payable to any Person.

“Material” means having meaningful consequences and, for purposes of this Agreement, shall be determined reasonably in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Person shall mean an event, change, or occurrence that, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Person and its subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or Governmental Authorities, (b) changes in market interest rates, real estate markets, securities markets or other market conditions applicable to banks or thrift institutions generally, (c) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (d) actions and omissions of a party hereto (or any of its Affiliates) taken with the prior informed consent of the other parties hereto in contemplation of the transactions contemplated hereby, and (e) the Merger (and the reasonable expenses incurred in connection therewith) and compliance with the provisions of this Agreement on the operating performance of the parties hereto.

“Merger” has the meaning given to it in the Background Statement hereof.

“Merger Consideration” has the meaning given to it in Section 2.3(a).

“New Parent Warrants” has the meaning given to it in Section 2.6.

“North Carolina Securities Permit” has the meaning given to it in Section 6.3(f)(i).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority.

“Parent” has the meaning given to it in the introductory paragraph hereof.

“Parent Financial Statements” means, with respect to the Parent and its Subsidiaries, the consolidated audited statements of income and shareholder’s equity and cash flows for the years ended December 31, 2008, 2007 and 2006 and consolidated audited balance sheets as of December 31, 2008, 2007 and 2006, as well as the interim unaudited consolidated statements of income and shareholders’ equity and cash flows for each of the completed fiscal quarters since December 31, 2008, and the consolidated interim balance sheet as of each such quarter.

“Parent SEC Reports” has the meaning given to it in Section 5.4(a).

“Parent’s Stock” means the common stock of the Parent, par value $1.00 per share, as traded on the OTC Bulletin Board.

“Pension Plan” means any ERISA Plan that also is a “defined benefit plan” (as defined in Section 414(j) of the Code or Section 3(35) of ERISA).

“Permit” means any approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right given by a Governmental Authority to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” means a corporation, a company, an association, a joint venture, a partnership, an organization, a business, an individual, a trust, a Governmental Authority or any other legal entity.

“Real Property” means all of the land, buildings, premises, or other real property in which a Person has ownership or possessory rights, whether by title, lease or otherwise (including banking facilities and any foreclosed properties). Notwithstanding the foregoing, “Real Property”, as used with respect to any Person, does not include any Loan Collateral not yet foreclosed and conveyed to the Person as of the date with respect to which the term “Real Property” is being used.

“Receiving Party” has the meaning given to it in Section 7.4(b).

“Regulatory Authorities” means, collectively, the United States Department of Justice, the Federal Reserve Board and the Federal Reserve Bank of Richmond, OFAC, the FDIC, the North Carolina Banking Commission, the North Carolina Commissioner of Banks, the Financial Industry Regulatory Authority, the SEC, and any other regulatory agencies having primary regulatory authority over the parties hereto, their respective Affiliates, and the Merger and other transactions contemplated by this Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Trust Indenture Act of 1939, each as amended, and the rules and regulations of any Governmental Authority promulgated under each.

“Separation Agreement” has the meaning given to it in Section 6.2(c)(v).

“Subsidiary” means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, is controlled by such Person.

“Superior Proposal” means a bona fide, written and unsolicited proposal or offer (including a new or solicited proposal received by the Company after execution of this Agreement from a person whose initial contact with the Company may have been solicited by the Company or its representatives prior to the execution of this Agreement) made by any person or group (other than the Parent or any of its Subsidiaries) with respect to an Acquisition Proposal on terms which the Board of Directors of the Company determines in good faith, and in the exercise of reasonable judgment (based on the advice of independent financial advisors and outside legal counsel), to be reasonably capable of being consummated and to be superior from a financial point of view to the holders of Company Shares than the transactions contemplated hereby, taking into consideration all elements of the transactions contemplated hereby including, without limitation, the non-taxable element of such transactions (based on the written opinion, with only customary qualifications, of the Company’s financial advisor).

“Surviving Bank” has the meaning given to it in Section 2.1(a).

“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including without limitation income, gross receipts, excise, property, estate, sales, use, value added, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes, as well as any interest, penalties and other additions to such taxes, charges, fees, levies or other assessments.

“Tax Return” means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

“Taxable Period” shall mean any period prescribed by any Governmental Authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

“Technology Systems” has the meaning given to it in Section 4.30(a).

“Voting Agreement” has the meaning given to it in Section 4.27.

ARTICLE II
THE MERGER; CONVERSION AND EXCHANGE OF COMPANY SHARES

2.1.           THE MERGER.

(a)           The Merger.  On the terms and subject to the conditions of this Agreement, the Plan of Merger in respect of the Merger, which shall be substantially in the form attached hereto as EXHIBIT A, and North Carolina Law, the Company shall merge into the Buyer, the separate existence of the Company shall cease, and the Buyer shall be the surviving corporation (the “Surviving Bank”) and shall continue its corporate existence under the laws of the State of North Carolina.

(b)           Governing Documents.  The articles of incorporation of the Buyer in effect at the Effective Time of the Merger shall be the articles of incorporation of the Surviving Bank until further amended in accordance with applicable Law.  The bylaws of the Buyer in effect at such Effective Time shall be the bylaws of the Surviving Bank until further amended in accordance with applicable Law.

(c)           Directors and Officers.  From and after the Effective Time of the Merger, until successors or additional directors are duly elected or appointed in accordance with applicable law, (i) the directors of the Buyer at the Effective Time shall be the directors of the Surviving Bank and (ii) the officers of the Buyer at the Effective Time shall be the officers of the Surviving Bank.

(d)           Approval.  The parties hereto shall take and cause to be taken all action necessary to approve and authorize (i) this Agreement and the other documents contemplated hereby (including without limitation the above-referenced Plan of Merger) and (ii) the Merger and the other transactions contemplated hereby.

(e)           Effective Time.  The Merger shall become effective on the date and at the time of filing of the related Articles of Merger, in the form required by and executed in accordance with North Carolina Law, or at such other time as is specified therein.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

(f)           Filing of Articles of Merger.  At the Closing, the Buyer and the Company shall cause the Articles of Merger (containing the above-referenced Plan of Merger) in respect of the Merger to be executed and filed with the Secretary of State of North Carolina as required by North Carolina Law and shall take any and all other actions and do any and all other things to cause the Merger to become effective as contemplated hereby.

2.2           COMPANY SHARES.

(a)           Each share of the Company’s capital stock (the “Company Shares” and each a “Company Share”), $4.80 par value per share, issued and outstanding immediately prior to the Effective Time (other than Company Shares to be canceled pursuant to this Section 2.2 and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled in exchange, at the Effective Time, for the right to receive the Merger Consideration in accordance with this ARTICLE II.

(b)           Each Company Share, by virtue of the Merger and without any action on the part of the holder thereof, shall at the Effective Time no longer be outstanding, shall be canceled and retired and shall cease to exist, and each holder of certificates representing any such Company Shares shall thereafter cease to have any rights with respect to such shares, except for the right to receive the Merger Consideration.

(c)           Notwithstanding anything contained in this Section 2.2 to the contrary, any Company Shares held in the treasury of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof, and no payment shall be made with respect thereto.

(d)           From and after the Effective Time of the Merger, there shall be no transfers on the stock transfer books of the Surviving Bank of Company Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, certificates representing Company Shares are presented to the Surviving Bank, they shall be canceled and exchanged for the Merger Consideration as provided for herein.

2.3           MERGER CONSIDERATION.

(a)           Subject to Sections 2.2, 2.4 and 2.7, at the Effective Time, the holders of Company Shares outstanding at the Effective Time, other than the Parent and its Affiliates, shall be entitled to receive, and the Buyer shall issue and deliver, for each Company Share held by such Person: 1.0 share of the Parent’s Stock multiplied by the Exchange Ratio.  The foregoing consideration, collectively and in the aggregate, shall be referred to herein as the “Merger Consideration.”

(b)           No fractional shares of the Parent’s Stock shall be issued or delivered in connection with the Merger.  Instead, the number of shares of the Parent’s Stock which a holder of the Company Shares is entitled to receive pursuant to this ARTICLE II shall be rounded to the nearest whole share (with 0.5 share rounded up to the nearest whole share).

2.4           EXCHANGE PROCEDURES.

(a)           After the Effective Time, the Parent or the Buyer shall cause an exchange agent selected by the Parent (the “Exchange Agent”) to mail to the shareholders of the Company of record at the Effective Time appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing Company Shares prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent).  After the Effective Time, each holder of Company Shares issued and outstanding at the Effective Time (other than any of such shares held by the Parent or any Affiliate thereof or canceled pursuant to Section 2.2(c) or (d)) shall surrender the certificate or certificates representing such shares to the Exchange Agent and upon surrender thereof and completion of all requirements contained in this ARTICLE II and the letter of transmittal sent by the Exchange Agent receive in exchange therefor the number of shares of the Parent’s Stock (if any) to which such holder is entitled hereunder.  None of the Parent, the Buyer or the Exchange Agent shall be obligated to deliver any of such consideration until such holder surrenders the certificate(s) representing such holder’s Company Shares.  The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require.  Any other provision of this Agreement notwithstanding, none of the Parent, the Buyer or the Exchange Agent shall be liable to any holder of Company Shares for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property Law.

(b)           To the extent permissible under applicable law, former shareholders of record of the Company shall not be entitled to vote at any meeting of the Parent’s shareholders until such holders have exchanged their certificates representing such Company Shares for certificates representing the Parent’s Stock in accordance with the provisions of this Agreement.  To the extent permissible under applicable law, whenever a dividend or other distribution is declared by the Parent on the Parent’s Stock, the record date for which is at or after the Effective Time, the declaration shall only include dividends or other distributions on shares of the Parent’s Stock actually issued at such time, and no dividend or other distribution payable to the holders of record of the Parent’s Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing any of the Company Shares who has not, as of the record date for such dividend or distribution, exchanged the certificates representing such Company Shares for certificates representing the Parent’s Stock.

2.5           COMPANY STOCK OPTIONS.

(a)           At the Effective Time, Parent shall cause each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, to become an option to purchase the Parent’s Stock by assuming such Company Option in accordance with, and to the extent permitted by, the terms (as in effect as of the date of this Agreement) of the stock incentive plans under which such Company Option was issued and the terms of the stock option agreement by which such Company Option is evidenced.  From and after the Effective Time, (i) each Company Option assumed by the Parent may be exercised solely for shares of the Parent’s Stock, (ii) the number of shares of the Parent’s Stock subject to each Company Option assumed by the Parent shall be equal to the number of Company Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each Company Option assumed by the Parent shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest whole cent, and (iv) any restriction on the exercise of any Company Option assumed by the Parent shall continue in full force and effect and the term, exercisability and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that consistent with the express terms (as in effect on the date of this Agreement) of the stock incentive plans under which such Company Option was issued, because the transactions contemplated by this Agreement will occur within three (3) years of the date of such plan, no change in the Company Option will be triggered by such transactions; further provided, that each Company Option assumed by the Parent in accordance with this Section 2.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.  The Parent shall file with the SEC, as soon as reasonably practicable and no later than ninety (90) days after the Effective Time, a registration statement on Form S-8 relating to the shares of the Parent’s Stock issuable with respect to the Company Options assumed by the Parent in accordance with this Section 2.5(a).  Notwithstanding anything to the contrary contained in this Section 2.5, in lieu of assuming an outstanding Company Option in accordance with this Section 2.5(a), the Parent may, at its election, cause such Company Option to be replaced by issuing a reasonably equivalent replacement stock option in substitution therefor.

(b)           Prior to the Effective Time, the Company shall take all action that may be necessary (under each plan pursuant to which any Company Option is outstanding and otherwise) to effectuate the provisions of this Section 2.5 and to ensure that, from and after the Effective Time, any holder of a Company Option has no rights with respect thereto other than those specifically provided in this Section 2.5.  Each Company Option, by virtue of the Merger and without any action on the part of the holder thereof, shall at the Effective Time no longer be outstanding, shall be canceled and retired and shall cease to exist.

2.6           WARRANTS .  Subject to Section 6.1(j), at the Effective Time, each Company Warrant issued and outstanding at the Effective Time shall be canceled in exchange for the right to receive a warrant to purchase the Parent’s Stock (each, a “New Parent Warrant”).  The number of shares of the Parent’s Stock subject to each New Parent Warrant shall be equal to the number of Company Shares subject to the applicable replaced Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share.  The per share exercise price under each New Parent Warrant issued by the Parent shall be equal to the per share exercise price under the applicable replaced Company Warrant divided by the Exchange Ratio, rounding up to the nearest whole cent.  Notwithstanding anything in this Agreement to the contrary, (a) the Parent shall have no obligation to issue a New Parent Warrant to any former holder of a Company Warrant (each, a “Company Warrantholder”) who does not execute a written termination referenced in Section 6.1(j), (b) the Parent shall have no obligation to file any registration statement relating to the shares of the Parent’s Stock issuable with respect to the New Parent Warrants, and (c) the issuance of the Parent’s Stock upon exercise of the New Parent Warrants shall be conditional upon the availability of an exemption from the registration requirements of the Securities Act.

2.7           DISSENTING SHARES.  Notwithstanding any other provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have exercised dissenter’s rights with respect to such shares in accordance with Article 13 of the North Carolina Business Corporation Act (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration.  Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the North Carolina Business Corporation Act, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their dissenter’s rights under Article 13 of the North Carolina Business Corporation Act shall cease to be Dissenting Shares and shall be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon delivery of the documents specified in Section 2.4(a) with respect to such Company Shares.  Prior to the Effective Time, the Company shall give the Parent (a) prompt notice of any written dissenter’s notices it receives relating to any Company Shares or purported withdrawals of such notices, or any other documents it receives relating to the exercise of dissenters’ rights as to Company Shares, and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the North Carolina Business Corporation Act consistent with the obligations of the Company thereunder.  The Company shall not, except with the prior written consent of the Parent, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with North Carolina Law.

ARTICLE III
THE CLOSING

3.1           CLOSING.  The Closing of the Merger shall take place at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. in Raleigh, North Carolina as soon as reasonably practical after all conditions to Closing have been met, or on such other date or at such other location as the Parent, the Buyer and the Company may mutually agree (such date, the “Closing Date”).  At the Closing, the parties will execute, deliver and file all documents necessary to effect the transactions contemplated with respect to the Merger, including the Articles of Merger in respect of the Merger.

3.2           DELIVERIES BY THE COMPANY.  At or by the Closing, the Company shall have caused the following documents to be executed and delivered:

(a)           the agreements, opinions, certificates, instruments and other documents contemplated in Section 8.3; and

(b)           all other documents, certificates and instruments required hereunder to be delivered to the Parent or the Buyer or as may reasonably be requested by the Parent or the Buyer at or prior to the Closing.

3.3           DELIVERIES BY THE PARENT AND THE BUYER.  At or by the Closing, the Parent and the Buyer shall have caused the following documents to be executed and delivered:

(a)           the agreements, opinions, certificates, instruments and other documents contemplated in Section 8.2; and

(b)           all other documents, certificates and instruments required hereunder to be delivered to the Company, or as may reasonably be requested by the Company at or prior to the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company’s Disclosure Schedule (the “Company’s Disclosure Schedule”), the Company represents and warrants to the Parent and the Buyer that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

4.1           ORGANIZATION, STANDING AND POWER.  The Company is a banking corporation, duly organized, validly existing and in good standing under North Carolina Law.  The Company is an “insured depository institution” as defined in the Federal Deposit Insurance Act and, subject to dollar limits under such Act, all deposits with the Company are fully insured by the FDIC to the extent permitted by Law.  The Company has the corporate power and authority to carry on, in all Material respects, its businesses as now conducted and to own, lease and operate its Assets.  The Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on the Company.

4.2           AUTHORITY; NO CONFLICTS.

(a)           Subject to required regulatory and shareholder approvals, the Company has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  Subject to required shareholder approval, the execution, delivery and performance of the Company’s obligations under this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company.  This Agreement represents a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).  To the Knowledge of the Company, there is no fact or condition relating to the Company that would prevent all regulatory approvals required for the consummation of the transactions contemplated hereby from being obtained.

(b)           Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s articles of incorporation, charter, bylaws or any other similar governing document, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Company under, any Contract or Permit of the Company, except as could not reasonably be expected to have a Material Adverse Effect on the Company, or (iii) subject to obtaining the requisite Consents referred to in Section 8.1, violate any Law or Order applicable to the Company or any of its respective Assets.

(c)           Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Company of the Merger and the other transactions contemplated in this Agreement.

4.3           CAPITAL STOCK; SUBSIDIARIES.

(a)           The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $4.80 par value per share, of which 1,324,061 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding as of the date of this Agreement.  Except for the 1,324,061 shares of common stock referenced in the preceding sentence, there are no shares of capital stock or other equity securities of the Company outstanding.  There are options to purchase 80,447 shares of common stock of the Company outstanding as of the date of this Agreement.  There are warrants to purchase 172,453 shares of common stock of the Company outstanding as of the date of this Agreement.  Except  for such options covering 80,447 shares of common stock of the Company and such warrants covering 172,453 shares of common stock of the Company, there are no options, Company Options, warrants, Rights or Contracts requiring the Company to issue additional shares of its capital stock.  There are 80,447 shares of capital stock reserved with respect to such options, and there are 172,453 shares of capital stock reserved with respect to such warrants.  The Company has no direct or indirect Subsidiaries.

(b)           All of the issued and outstanding shares of capital stock of the Company are duly and validly issued and outstanding and are fully paid and nonassessable, except to the extent set forth in Section 53-42 of the North Carolina General Statutes.  None of the outstanding shares of capital stock of the Company has been issued in violation of any preemptive rights of the current or past shareholders of the Company.  Except as set forth in Section 4.3(a) above,  there are no Contracts by which the Company is bound to issue (other than to the Company) additional shares of its capital stock or Rights or by which the Company is or may be bound to transfer any shares of the capital stock of the Company (other than to the Company).  There are no equity securities reserved for any of the foregoing purposes (except as set forth in Section 4.3(a) above), and there are no Contracts relating to the Rights of the Company.

4.4           COMPANY FINANCIAL STATEMENTS.

(a)           The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by applicable Law), and fairly presented the financial position of the Company as of the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).  No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.  The Company has provided true, correct and complete copies of the Company Financial Statements to the Buyer.

(b)           The Company maintains adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s authorization, (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory are recorded accurately and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.5           ABSENCE OF UNDISCLOSED LIABILITIES.  As of the date of this Agreement, the Company has no Liabilities, except (a) Liabilities that are accrued or reserved against in the balance sheet of the Company as of March 31, 2009, included in the Company Financial Statements or reflected in the notes thereto, (b) increases in deposit accounts in the ordinary course of business since March 31, 2009, (c) unfunded commitments to make, issue or extend loans, lines of credit or other extensions of credit which do not exceed $100,000 in the case of any one commitment, or (d) Federal Home Loan Bank advances.  The Company has not incurred or paid any Liability since March 31, 2009, except for (i) Liabilities incurred or paid in the ordinary course of business consistent with past business practice and (ii) Liabilities that could not reasonably be expected to have a Material Adverse Effect on the Company.  To the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Company, except as could not reasonably be expected to have a Material Adverse Effect on the Company.  No securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the Exchange Act) have been effected by the Company other than letters of credit and unfunded loan commitments or credit lines.

4.6           ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since March 31, 2009, (a) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Company, (b) the Company has conducted in all Material respects its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), (c) the Company has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any Company Shares, and (d) the Company has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the Company provided in ARTICLE VI.  Except as may result from the transactions contemplated by this Agreement, the Company has not, since March 31, 2009:

(i)    borrowed any money other than deposits or overnight federal funds or entered into any capital lease; or, except in the ordinary course of business and consistent with past practices:  (x) lent any money or pledged any of its credit in connection with any aspect of its business, whether as a guarantor, surety, issuer of a letter of credit or otherwise, in excess of $100,000, (y) mortgaged or otherwise subjected to any Lien any of its Assets, sold, assigned or transferred any of its Assets in excess of $25,000 in the aggregate, or (z) incurred any other Liability or loss representing, individually or in the aggregate, over $25,000;

(ii)           suffered over $25,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(iii)          experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix of interest-bearing versus non-interest-bearing deposits;

(iv)          had any customer with a loan or deposit balance of more than $75,000 terminate, or, to the Knowledge of the Company, received notice of such customer’s intent to terminate its relationship with the Company;

(v)           failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(vi)          forgiven any debt owed to it in excess of $25,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(vii)         made any capital expenditure or capital addition or betterment in excess of $25,000;

(viii)        except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Company Financial Statements;

(ix)          authorized or issued any additional Company Shares, preferred stock, or other equity rights; or

(x)           entered into any agreement, contract or commitment to do any of the foregoing.

4.7           TAX MATTERS.

(a)           All Tax Returns required to be filed by or on behalf of the Company have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2007, and all Tax Returns filed are complete and accurate in all Material respects.  All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed.  All Taxes shown on filed Tax Returns have been paid.  There is no pending or, to the Knowledge of the Company, threatened audit examination, deficiency, or refund Litigation with respect to any Taxes that could have a Material Adverse Effect on the Company, except to the extent reserved against in the Company Financial Statements dated prior to the date of this Agreement.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b)    None of the Company or its Affiliates has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)    Adequate provision for any Material Taxes due or to become due for the Company for the period or periods through and including the date of the respective Company Financial Statements has been made and is reflected on such Company Financial Statements.

(d)    The Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(e)    The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or Section 162(m) of the Code.

(f)    There are no Material Liens with respect to Taxes upon any of the Assets of the Company.

(g)    There has not been an ownership change, as defined in Code Section 382(g), of the Company and any Subsidiary that occurred during any Taxable Period in which the Company has incurred a net operating loss that carries over to another Taxable Period ending after December 31, 2008.

(h)   The Company has not filed any consent under Section 341(f) of the Code concerning collapsible corporations.

(i)    The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

4.8           ASSETS.  The Company has good and marketable title, free and clear of all Liens, to all of its Assets.  All tangible properties used in the business of the Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with past practice.  All Material Assets held under leases or subleases by the Company are held under valid Contracts enforceable in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought), and each such Contract is in full force and effect.  The Company currently maintains insurance in amounts, scope, and coverage necessary for its operations.  The Company has not received notice from any insurance carrier that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs with respect to such policies of insurance will be increased.  The Assets of the Company include all Assets required to operate its business taken as a whole as presently conducted.

4.9   SECURITIES PORTFOLIO AND INVESTMENTS.  All securities owned by the Company (whether owned of record or beneficially) are held free and clear of all Liens that would impair the ability of the Company to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time.  There are no voting trusts or other agreements or undertakings to which the Company is a party with respect to the voting of any such securities.  Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since March 31, 2009, there has been no significant deterioration or adverse change in the quality, or any decrease in the value, of the securities portfolio of the Company.

4.10         ENVIRONMENTAL MATTERS.

(a)    Each of the Company and its Real Property is in compliance with all Environmental Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect on the Company.

(b)            There is no Litigation pending or, to the Knowledge of the Company, threatened before any Governmental Authority in which the Company is or, with respect to threatened Litigation, may be expected to be, named as a respondent (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving the Company’s Real Property or a site owned, leased, or operated by the Company.

(c)           To the Knowledge of the Company, during and prior to the period of the Company’s rental or operation of the Real Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such Real Property.

(d)           To the Knowledge of the Company, there is no asbestos or asbestos-containing material at its Real Property that is friable, readily crumbled, capable of becoming airborne, or in any state or condition which would render the site or building in noncompliance with applicable Laws.

(e)           To the Knowledge of the Company, there are no aboveground or underground storage tanks or related equipment (including without limitation pipes and lines) at, on or under any of its Real Property.

4.11         COMPLIANCE WITH LAWS.

(a)    The Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which could not reasonably be expected to have a Material Adverse Effect on the Company, and there has occurred no Default under any such Permit, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company.  The Company: (i) is not in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business (including without limitation the USA PATRIOT Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, and any other federal or state lending, consumer credit or consumer privacy law), except for violations that could not reasonably be expected to have a Material Adverse Effect on the Company (provided that this clause (i) shall not apply to Environmental Laws, which are covered in Section 4.10 above); or (ii) has not received any notification or communication from any agency or department of federal, state, or local Governmental Authority or any Regulatory Authority or the staff thereof (A) asserting that the Company is not in compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Company, (B) threatening to revoke any Permits, except where the revocation of which could not reasonably be expected to have a Material Adverse Effect on the Company, or (C) requiring the Company (1) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (2) to adopt any board or directors resolution or similar undertaking that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

(b)    There are no pending or, to the Knowledge of the Company, threatened actions against any director or officer of the Company pursuant to Section 8A or 20(b) of the Securities Act, 15 U.S.C. §§ 77h-1 or 77t(b), or Section 21(d) or 21C of the Exchange Act, 15 U.S.C. §§ 78u(d) or 78u-3.  The Company has not received any communication from counsel relating to any Material failure to comply with Securities Laws.

4.12          LABOR RELATIONS.  The Company is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is the Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving the Company, pending or, to the Knowledge of the Company, threatened.  To the Knowledge of the Company, there is not currently any activity involving any of the Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

4.13          EMPLOYEE BENEFIT PLANS.

(a)    Section 4.13 of the Company’s Disclosure Schedule sets forth all Benefit Plans in which Company employees (including leased employees) participate (the “Company Benefit Plans”).  The Company has made available to the Parent and the Buyer prior to the execution of this Agreement (i) correct and complete copies in each case of all Company Benefits Plans, (ii) all trust agreements or other funding arrangements for such Company Benefit Plans (including insurance contracts), and all amendments thereto; (iii) with respect to any such Company Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994; (iv) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Company Benefit Plan with respect to the three (3) most recent plan years; and (v) the most recent summary plan descriptions and any modifications thereto.

(b)    Neither the Company nor any of its Affiliates maintains or has ever maintained or otherwise had any obligation to contribute to a Pension Plan or other plan subject to Title IV of ERISA, a “Multiemployer Plan” as defined in Section 3(37) of ERISA, or a multiple employer welfare arrangement (MEWA) as defined in Section 3(40) of ERISA.

(c)    All Company Benefit Plans are in compliance with the applicable terms of ERISA, the Code, and any other applicable Laws.

(d)    There is no Litigation pending or, to the Knowledge of the Company, threatened relating to any Company Benefit Plan.

(e)    Each Company ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Company, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter or in such Plan’s failure to be so qualified.  Each trust created under any Company ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Code, and the Company is not aware of any circumstance that will or could be expected to result in revocation of such exemption.  With respect to each such Company Benefit Plan, to the Knowledge of the Company, no event has occurred that will or could be expected to give rise to a loss of any intended Tax consequences under the Code or to any Tax under Section 511 of the Code.

(f)    Neither the Company nor any of its Affiliates has engaged in a transaction with respect to any Company Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Company or any of its Affiliates to a Material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  Neither the Company nor any of its Affiliates nor any administrator or fiduciary of any Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Company or any of its Affiliates to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.  No oral or written representation or communication with respect to any aspect of the Company Benefit Plans has been made to employees of the Company or any of its Affiliates that is not in accordance with the written or otherwise preexisting terms and provisions of such plans.

(g)    Neither the Company nor any of its Affiliates has any obligation for retiree health and retiree life benefits under any of the Company Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

(h)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including without limitation severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Company or its Affiliates from the Company or any of its Affiliates under any Company Benefit Plan or otherwise, (ii) increase any benefit otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of any payment or vesting of any benefit.

(i)    Each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Code § 409A has been operated and administered in compliance with Code § 409A.  No compensation paid or required to be paid under any Company Benefit Plan is or will be subject to additional tax under Code § 409A(a)(1)(B).

(k)   All Company Options have been granted in compliance in all material respects with applicable Law and the terms of the Company stock incentive plan and have (or, with respect to Company Options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or, with respect to Company Options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of the underlying stock as of the date the Company Option was granted (determined in accordance with applicable Law, including, to the extent applicable, Code Section § 409A).

4.14         MATERIAL CONTRACTS.  The Company is not a party to, and is not bound or affected by, or entitled to benefits under, (a) any employment, severance, termination, consulting, change of control or retirement Contract, (b) any Contract relating to the borrowing of money by the Company or the guarantee by the Company of any such obligation (other than Contracts made in the ordinary course of business relating to deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Reserve or Federal Home Loan Bank advances, trade payables, and borrowings and guarantees), (c) any Contract requiring the payment of a termination fee in excess of $10,000 upon a termination of such Contract, (d) any Contract that cannot be terminated without cause at the option of the Company by notice of thirty (30) days or less, or (e) any other Contract or amendment thereto that would be required to be filed as an exhibit to an Annual Report on Form 10-K pursuant to Item 601 of Regulation S-K in the event that the Company’s common stock was registered under the Securities Exchange Act of 1934, as of the date of this Agreement, has not been identified to the Parent (together with all Contracts referred to in Sections 4.8 and 4.13(a) of this Agreement, the “Company Contracts”).  With respect to each Company Contract: (i) the Contract is in full force and effect; (ii) the Company is not in Default thereunder; (iii) the Company has not repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Company, in Default in any respect, or has repudiated or waived any provision thereunder.  All of the indebtedness of the Company for money borrowed (not including deposit Liabilities and Federal Home Loan Bank advances) is prepayable at any time without penalty or premium.

4.15         LEGAL PROCEEDINGS.  There is no Litigation instituted or pending, or, to the Knowledge of the Company, threatened against the Company or against any Asset, employee benefit plan, interest, or right of the Company, except as could not reasonably be expected to have a Material Adverse Effect on the Company, nor are there any Orders of any Regulatory Authorities, other Governmental Authorities, or arbitrators outstanding against the Company, except as could not reasonably be expected to have a Material Adverse Effect on the Company.  There is no Litigation to which the Company is a party that names the Company as a defendant, counterclaim defendant, or cross-claim defendant and where the maximum exposure is estimated to be $25,000 or more.

4.16         REGULATORY REPORTS.  Since the date of organization, the Company has timely filed and made available to the Buyer all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied with all applicable Laws.

4.17         ACCOUNTING, TAX, AND REGULATORY MATTERS.  To the Knowledge of the Company, the Company has neither taken nor agreed to take any action that could (a) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (b) impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1 of this Agreement.

4.18         CHARTER PROVISIONS.  Complete and accurate copies of the articles of incorporation and bylaws of the Company have been made available to the Parent.  Entering into this Agreement and consummating the Merger and the other transactions contemplated by this Agreement do not and will not grant any Rights to any Person under the Company’s articles of incorporation, bylaws or Contracts.

4.19         BOOKS AND RECORDS.  The books and records of the Company, including the Accounting Records, are complete and correct in all respects and have been maintained in accordance in all respects with good business practices.  The stock books of the Company contain complete and accurate records of the record share ownership of the issued and outstanding shares of stock thereof.  The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of the Company, and no meeting of any such shareholders, board of directors or committees has been held for which minutes have not been prepared and are not contained in such minute books.  The Accounting Records have been prepared in accordance with all applicable Laws and GAAP consistently applied throughout the periods involved.  The Accounting Records fairly present in all material respects the financial position of the Company as of the date thereof, and the results of operations of the Company’s business for the periods referred to therein.  At the Closing, all of those books and records will be in the possession of the Company.

4.20         DERIVATIVES.  The Company is not a party to and has not agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Company Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the account of the Company or its Affiliates or their customers were entered into (a) in accordance with prudent business practices and all applicable Laws, and (b) with counterparties believed to be financially responsible.  The Company has not pledged collateral having a value at the time of entering into such pledge that exceeds the amount required under any interest rate swap or other similar agreement currently outstanding.

4.21         INVESTMENT COMPANY.  The Company is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.22         LOANS; ALLOWANCE FOR LOAN LOSSES.

(a)           All of the loans, leases, installment sales contracts and other credit transactions on the books of the Company are valid and properly documented and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected.  Neither the terms of such loans, leases, installment sales contracts and other credit transactions, nor any of the documentation evidencing such transactions, nor the manner in which such loans, leases, installment sales contracts and other credit transactions have been solicited, administered or serviced, nor the Company’s procedures and practices of approving or rejecting applications for such transactions, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including without limitation the Truth in Lending Act, Regulations O and Z of the Federal Reserve Board, the Community Reinvestment Act, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

(b)           Each note evidencing a loan referenced in Section 4.22(a) and any related security instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid and legally binding obligation of the obligor or guarantor thereunder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.  No claims, counterclaims, set-off rights, or other rights exist, nor do the grounds for any such claim, counterclaim, set-off rights, or other rights exist, with respect to such loan which could impair the collectibility thereof.

(c)           The allowances for losses respecting loans, leases, installment sales contracts and other credit transactions reflected on the balance sheets included in the Company Financial Statements are adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines.  The methodology employed to calculate such allowances was in accordance with GAAP as of the respective dates of calculation.

4.23         REPURCHASE AGREEMENTS. With respect to all agreements currently outstanding pursuant to which the Company has purchased securities subject to an agreement to resell, the Company has a valid, perfected first Lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.  With respect to all agreements currently outstanding pursuant to which the Company has sold securities subject to an agreement to repurchase, the Company has not pledged collateral having a value at the time of entering into such pledge that exceeds the amount of the debt secured thereby.

4.24         DEPOSIT ACCOUNTS.  The Company is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.  The deposits of each depositor of the Company are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from the Company to the FDIC have been paid in full in a timely fashion, and, to the Knowledge of the Company, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.  Such deposits (a) are genuine and enforceable obligations of the Company and have been acquired and maintained in compliance with all applicable laws, including, without limitation, the Truth in Savings Act and regulations promulgated thereunder; (b) were acquired in the ordinary course of the Company’s business; and (c) are not subject to any Liens that are superior to the rights of persons shown on the records delivered to the Buyer indicating the owners of the deposits, other than claims against such deposit owners, such as state and federal tax liens, garnishments, and other judgment claims, which have matured or may mature into claims against the respective deposits.  The Company has provided the Buyer with a list setting forth the name, address, telephone number (if available), account number, and account balance of each deposit account holder as of the date hereof.  Other than with respect to IRAs, the Company has no trust or fiduciary relationship or obligations in respect of any of the deposits or in respect of any other Assets or Liabilities.

4.25         RELATED PARTY TRANSACTIONS.  The Company has disclosed all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which the Company is a party with any director, executive officer or five percent (5%) shareholder of the Company, any present or former spouse or family member of any of the foregoing, or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing.  All such transactions, investments and loans were negotiated at arm’s length and are on terms and conditions that are substantially the same as those prevailing for comparable transactions with other persons and do not involve more than the normal risk of repayment or present other unfavorable features.

4.26         FINANCIAL ADVISORY FEES.  Except for its arrangements with Sandler O’Neill + Partners, LP, no broker, finder or other Person is entitled to any brokerage fees, financial advisory fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Company or any of the Company’s shareholders.

4.27         VOTING AGREEMENTS.  Concurrently with the execution and delivery of this Agreement, each Company shareholder listed on Schedule 4.27 of the Company’s Disclosure Schedules, each Company officer and each Company director has executed and delivered to the Parent a Voting Agreement substantially in the form of EXHIBIT B (each, a “Voting Agreement”).

4.28         INTELLECTUAL PROPERTY.   The Company owns or has a license to use all Intellectual Property used by Company in its business.  The Company owns or has a license to any Intellectual Property sold or licensed to a third party by the Company in connection with the Company’s business operations, and the Company has the right to convey by sale or license any Intellectual Property so conveyed.  The Company has not received notice of breach or default under any of its Intellectual Property licenses.  No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of the Company with respect to Intellectual Property used, sold or licensed by the Company in its business, nor has any Person claimed or alleged any rights to such Intellectual Property.  The conduct of the Company’s business does not infringe any Intellectual Property of any other Person.  The Company is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

4.29         PRIVACY OF CUSTOMER INFORMATION.

(a)           The Company is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the Parent and the Buyer pursuant to this Agreement and the other transactions contemplated hereby.  “IIPI” shall include any information relating to an identified or identifiable natural person.

(b)           The collection and use of IIPI by the Company, the transfer of IIPI to the Parent and the Buyer, and the use of IIPI by the Parent and the Buyer as contemplated by this Agreement complies in all material respects with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

4.30         TECHNOLOGY SYSTEMS.

(a)    No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the Company (collectively, the “Technology Systems”) to continue by the Parent and the Buyer to the same extent and in the same manner that it has been used by the Company.

(b)    Since January 1, 2007, the Technology Systems have not suffered unplanned disruption causing a Material Adverse Effect with respect to the Company.  Except for ongoing payments due under relevant third party agreements, the Company’s use of the Technology Systems is free from any Liens and encumbrances.  Access to business critical parts of the Technology Systems is not shared with any third party.

(c)    Details of the Company’s disaster recovery and business continuity arrangements (if any) have been provided to the Parent and the Buyer.

(d)    To the Knowledge of the Company, there are no circumstances, including without limitation the execution of this Agreement, that would enable any third party to terminate any of the Company’s agreements or arrangements relating to the Technology Systems (including maintenance and support).

4.31          BANK SECRECY ACT COMPLIANCE; USA PATRIOT ACT; OFAC.  The Company is in compliance in all Material respects with the provisions of the USA PATRIOT Act and the Bank Secrecy Act of 1970, and all regulations promulgated thereunder, including those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs.  The Company has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. § 21.21.  The Company is not, nor would it reasonably be expected to become, a person or entity with whom a United States person or entity is restricted from doing business under regulation of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and to the Knowledge of the Company it is not engaging and has not engaged in any dealings or transactions with, and it is not and has not been otherwise associated with, such persons or entities.

4.32          NONCOMPETES.  No officer, director or employee of the Company is a party to any Contract that restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including the Company.

4.33          DISCLOSURE.

(a)    No representation or warranty or other statement made by the Company in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)    The Company does not have Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that may cause a Material Adverse Effect on the business of the Company that has not been set forth in this Agreement or any schedule hereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER

Each of the Parent and the Buyer represents and warrants to the Company that the statements contained in this ARTICLE V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

5.1           ORGANIZATION, STANDING AND POWER.

(a)    The Parent is a North Carolina corporation and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and a North Carolina bank holding company.  The Buyer is a North Carolina banking corporation and an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and, subject to dollar limits under such Act, all deposits with the Buyer are fully insured by the FDIC to the extent permitted by Law.

(b)    Each of the Parent and the Buyer is either a business corporation or a banking corporation duly organized, validly existing and in good standing under North Carolina Law and has the corporate power and authority to carry on, in all Material respects, its businesses as now conducted and to own, lease and operate its Assets.  Each of the Parent and the Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed except for such jurisdiction, in which the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on the Parent.

5.2           AUTHORITY; NO CONFLICTS.

(a)    Subject to required regulatory and shareholder approvals, each of the Parent and the Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  Subject to required Buyer shareholder approval, the execution and delivery of and performance of its obligations under this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of the Parent and the Buyer.  This Agreement represents a legal, valid, and binding obligation of each of the Parent and the Buyer, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).  To the Knowledge of the Parent and the Buyer, there is no fact or condition relating to the Parent or any of its Subsidiaries that would prevent all regulatory approvals required for the consummation of the transactions contemplated hereby from being obtained.

(b)    Neither the execution and delivery of this Agreement by the Parent or the Buyer, nor the consummation by the Parent or the Buyer of the transactions contemplated hereby, nor compliance by the Parent or the Buyer with any of the provisions hereof will (i) conflict with or result in a breach of any provision of such Person’s articles of incorporation or bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of such Person under, any Contract or Permit of such Person, except as could not reasonably be expected to have a Material Adverse Effect on such Person,  or (iii) subject to obtaining the requisite Consents referred to in Section 8.1, violate any Law or Order applicable to such Person or any of its Assets.

(c)           Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Parent or the Buyer of the Merger and the other transactions contemplated in this Agreement.

5.3           PARENT’S STOCK.

(a)           The authorized capital stock of the Parent consists of 20,000,000 shares of common stock, $1.00 par value per share, of which 6,988,961 shares are issued and outstanding as of the date of this Agreement, and 50,000 shares of preferred stock, of which 0 shares are issued and outstanding as of the date of this Agreement, and except for such shares, there are no shares of capital stock of the Parent outstanding.  There are outstanding options to purchase 311,403 shares of the Parent’s Stock outstanding as of the date of this Agreement, and, except for such options, there are no options, Rights or Contracts requiring the Parent to issue additional shares of the Parent’s Stock.  There are 1,342,773 shares of the Parent’s Stock reserved with respect to such options under the Parent’s Nonqualified Stock Option Plan, 268,555 shares reserved for issuance under the Parent’s Employee Stock Purchase and Bonus Plan, and 604,244 shares reserved for issuance under the Parent’s Dividend Reinvestment and Stock Purchase Plan.  All of the issued and outstanding shares of the Buyer’s capital stock are owned by the Parent.

(b)    All of the issued and outstanding shares of capital stock of the Parent and the Buyer are duly and validly issued and outstanding and are fully paid and nonassessable, except to the extent otherwise required by the North Carolina General Statutes 53-42 or other applicable banking Law, and none are subject to preemptive rights.  Shares of the Parent’s Stock to be issued in connection with the Merger have been duly authorized and, when so issued, will be fully paid and nonassessable, and will not be subject to preemptive rights.

5.4    SEC FILINGS; PARENT FINANCIAL STATEMENTS.

(a)    The Parent has filed all forms, reports, and documents required to be filed by the Parent with the SEC since January 1, 2008 (collectively, the “Parent SEC Reports”).  The Parent SEC Reports (i) at the time filed with the SEC, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time filed with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading.  None of the Parent’s Subsidiaries is required to file any forms, reports, or other documents with the SEC.

(b)    Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by the rules and regulations governing Quarterly Reports on Form 10-Q), and fairly presented or will fairly present the consolidated financial position of the Parent and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

(c)    The Chief Executive Officer and the Chief Financial Officer of the Parent have signed, and the Parent has furnished to the SEC, all certifications required by Section 906 of Sarbanes-Oxley; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Parent nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

5.5           ENVIRONMENTAL MATTERS.

(a)    Each of the Parent and the Buyer and their respective Real Property is in compliance with all Environmental Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect on the Parent or the Buyer.

(b)           There is no Litigation pending or, to the Knowledge of the Parent and the Buyer, threatened before any Governmental Authority in which the Parent or the Buyer is or, with respect to threatened Litigation, may be expected to be, named as a respondent (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any Real Property of the Parent or the Buyer or a site owned, leased, or operated by the Parent or the Buyer.

(c)           To the Knowledge of the Parent and the Buyer, during and prior to the period of their respective rental or operation of their Real Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such Real Property.

(d)           To the Knowledge of the Parent and the Buyer, there is no asbestos or asbestos-containing material on their Real Property that is friable, readily crumbled, capable of becoming airborne, or in any state or condition which would render the site or building in noncompliance with applicable Laws.

(e)           To the Knowledge of the Parent and the Buyer, there are no aboveground or underground storage tanks or related equipment (including without limitation pipes and lines) at, on or under any of their respective Real Property.

5.6           COMPLIANCE WITH LAWS.

(a)    The Parent and the Buyer each has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which could not reasonably be expected to have a Material Adverse Effect on the Parent or the Buyer as applicable, and there has occurred no Default under any such Permit, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Parent or the Buyer.  Neither the Parent nor the Buyer: (i) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business (including without limitation the USA PATRIOT Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, and any other federal or state lending, consumer credit or consumer privacy law), except for violations that could not reasonably be expected to have a Material Adverse Effect on the Parent or the Buyer as applicable (provided that this clause (i) shall not apply to Environmental Laws, which are covered in Section 5.5 above); or (ii) has received any notification or communication from any agency or department of federal, state, or local Governmental Authority or any Regulatory Authority or the staff thereof (A) asserting that the Parent or the Buyer is not in compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Parent or the Buyer as applicable, (B) threatening to revoke any Permits, except where the revocation of which could not reasonably be expected to have a Material Adverse Effect on the Parent or the Buyer, or (C) requiring the Parent or the Buyer (1) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (2) to adopt any board or directors resolution or similar undertaking that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

(b)    There are no pending or, to the Knowledge of the Parent and the Buyer, threatened actions against any director or officer of the Parent or the Buyer pursuant to Section 8A or 20(b) of the Securities Act, 15 U.S.C. §§ 77h-1 or 77t(b), or Section 21(d) or 21C of the Exchange Act, 15 U.S.C. §§ 78u(d) or 78u-3.  Neither the Parent nor the Buyer has received any communication from counsel relating to any Material failure to comply with Securities Laws

5.7    BOOKS AND RECORDS.  The books and records of each of the Parent and the Buyer, including the Accounting Records, are complete and correct in all respects and have been maintained in accordance in all respects with good business practices.  The stock books of each of the Parent and the Buyer contain complete and accurate records of the record share ownership of the issued and outstanding shares of stock thereof.  The minute books of each of the Parent and the Buyer contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of each of the Parent and the Buyer, and no meeting of any such shareholders, board of directors or committees has been held for which minutes have not been prepared and are not contained in such minute books.  The Accounting Records of each of the Parent and the Buyer have been prepared in accordance with all applicable Laws and GAAP consistently applied throughout the periods involved.  The Accounting Records of each of the Parent and the Buyer fairly present in all material respects the financial position of the Parent and the Buyer, as applicable, as of the date thereof, and the results of operations of their respective business for the periods referred to therein.  At the Closing, all of those books and records will be in the possession of the Parent or the Buyer, as applicable.

5.8    FINANCIAL ADVISORY FEES.  Except for its arrangements with Howe Barnes Hoefer & Arnett, Inc., no broker, finder or other Person is entitled to any brokerage fees, financial advisory fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Parent, any of its Subsidiaries or any of the Parent’s shareholders.

5.9    LEGAL PROCEEDINGS.  There is no Litigation instituted or pending, or, to the Knowledge of the Parent and the Buyer, threatened against the Parent or the Buyer, except as could not reasonably be expected to have a Material Adverse Effect on the Parent, nor are there any Orders of any Regulatory Authorities, other Governmental Authorities, or arbitrators outstanding against the Parent or the Buyer, except as could not reasonably be expected to have a Material Adverse Effect on the Parent.

5.10          INVESTMENT COMPANY.  Neither the Parent nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended.

ARTICLE VI
COVENANTS

6.1    COVENANTS OF THE COMPANY.

(a)    Ordinary Conduct of Business.  Except as otherwise expressly permitted by this Agreement, the Company will, from the date of this Agreement to the Closing, conduct its business in the ordinary course in substantially the same manner as presently conducted and make reasonable commercial efforts consistent with past practices to preserve its relationships with other Persons.  Additionally, except as otherwise contemplated by this Agreement or as set forth on Section 6.1(a) of the Company’s Disclosure Schedule, the Company will not do any of the following without the prior written consent of the Parent:

(i)    amend its articles of incorporation or bylaws;

(ii)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock or stock options or other equity equivalents of any class or any other of its securities (other than the issuance of any Company Shares pursuant to the exercise of Company Options described in Section 4.3 or Company Warrants described in Section 4.3), or amend any of the terms of any securities outstanding as of the date hereof;

(iii)          (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (C) redeem or otherwise acquire any of its securities;

(iv)          (A) incur or assume any long-term debt or issue any debt securities or, except under existing lines of credit and in amounts not Material to it, incur or assume any short-term debt other than in the ordinary course of business, (B) other than in the ordinary course of business consistent with past practice assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course and consistent with past practice, (D) make any loan in excess of $50,000, (E) make any loan to finance the purchase of an automobile or other vehicle, (F) pledge or otherwise encumber shares of its capital stock, or (G) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than Liens permitted by the proviso clause in the definition of Liens and Liens created or existing in the ordinary course of business consistent with past practice;

(v)    except as required by Law or as contemplated herein, adopt or amend any Benefit Plan;

(vi)           grant to any director, officer or employee (A) any options to purchase shares of capital stock of the Company or (B) an increase in his or her compensation (except in the ordinary course of business consistent with past practice), or pay or agree to pay to any such person other than in the ordinary course of business any bonus, severance or termination payment, specifically including any such payment that becomes payable upon the termination of such person by it or the Parent after the Closing;

(vii)          enter into or amend any employment Contract (including any termination agreement), except that any automatic renewals contained in currently existing contracts and agreements shall be allowed and compensation payable under employment Contracts may be increased in the ordinary course of business consistent with past practice;

(viii)         acquire, sell, lease or dispose of any assets outside the ordinary course of business, or any other assets that in the aggregate are Material to it, or acquire any Person (or division thereof), any equity interest therein or the assets thereof outside the ordinary course of business;

(ix)           change or modify any of the accounting principles or practices used by it or revalue in any Material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices or as required by GAAP or any Regulatory Authority;

(x)            (A) enter into, cancel or modify any Contract (other than loans, advances, capital contributions or investments permitted by subclause (iv)(C) of this Section 6.1(a)) other than (in the case of cancellation) any Contract which may be cancelled without penalty and (in all cases) in the ordinary course of business consistent with past practices; (B) authorize or make any capital expenditure or expenditures that, individually or in the aggregate, are in excess of $10,000; or (C) enter into or amend any Contract with respect to any of the foregoing;

(xi)           pay, discharge or satisfy, cancel, waive or modify any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in or contemplated by the Company Financial Statements, or incurred in the ordinary course of business consistent with past practices;

(xii)          settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

(xiii)         merge, combine or consolidate with another Person;

(xiv)         create or acquire any Subsidiary;

(xv)          take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or result in any of the conditions set forth in this Agreement not being satisfied; or

(xvi)         agree, whether in writing or otherwise, to do any of the foregoing.

(b)           Consents. The Company will exercise its best efforts to obtain such Consents as may be necessary or desirable for the consummation of the transactions contemplated hereby from the appropriate parties to those Contracts listed on Section 4.2 of the Company’s Disclosure Schedule such that such Contracts shall survive the Merger and not be breached thereby.

(c)           No Solicitation.

(i)           The Company shall not, and shall not permit any of its officers, directors, employees, Affiliates, agents, investment bankers, attorneys, other advisors or other representatives to, directly or indirectly, (A) take any action to solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any offer or proposal by any Person or group concerning any tender or exchange offer, proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving the Company, or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, or a portion of the assets of, the Company, other than pursuant to the transactions contemplated by this Agreement (each such offer or proposal, an “Acquisition Proposal”), or (B) participate in any discussions or negotiations with or encourage any effort or attempt by any Person (other than the Parent, the Buyer and their respective representatives) or take any other action to facilitate an Acquisition Proposal, or (C) enter into any Contract or understanding with respect to any Acquisition Proposal or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated hereby by the shareholders of the Company; provided, however, that, prior to receipt of the approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, the Company may, to the extent required by the fiduciary obligations of the Company's Board of Directors, as determined in good faith by it based on the advice of outside counsel, in response to any such Acquisition Proposal that was not solicited by the Company and that did not otherwise result from a breach or a deemed breach of this Section 6.1(c), and subject to compliance with Section 6.1(c)(iii), (x) furnish information with respect to the Company to the Person making such proposal pursuant to a confidentiality agreement not less restrictive of the other party than the confidentiality agreement among the Parent, the Buyer and the Company dated March 2009, as the same may be amended from time to time (the “Confidentiality Agreement”), and (y) participate in negotiations regarding such proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its Affiliates, director or investment banker, attorney or other advisor or representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(c) by the Company.

(ii)           Neither the Company’s Board of Directors nor any committee thereof shall (A) withdraw or modify, in a manner adverse to the Parent or the Buyer, the approval or recommendation by the Company's Board of Directors or any such committee of this Agreement or the Merger, (B) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal or (C) approve or recommend any Acquisition Proposal; provided, however, that the Company’s Board of Directors may, after paying the termination fee set forth in Section 9.3, take any action specified in (A), (B) or (C) in the event that, prior to the approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, (x) the Company’s Board of Directors determines in good faith, after it has received a Superior Proposal and after it has received advice from outside counsel that the failure to do so would result in a reasonable possibility that the Company’s Board of Directors would breach its fiduciary duty under applicable law, (y) the Company has notified the Parent and the Buyer in writing of the determination set forth in clause (x) above, and (z) at least five (5) Business Days following receipt by the Parent and the Buyer of any notice referred to in clause (y) such Superior Proposal remains a Superior Proposal and the Company’s Board of Directors has again made the determination in clause (x) above.

(iii)           The Company agrees that, as of the date hereof, it, its Affiliates, and their respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any Person (other than the Parent, the Buyer and their respective representatives) conducted heretofore with respect to any Acquisition Proposal.  The Company agrees to advise the Parent, promptly orally and in writing of any inquiries or proposals received by, any such information requested from, and any requests for negotiations or discussions sought to be initiated or continued with, the Company, its Affiliates, or any of their respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person (other than the Parent, the Buyer and their respective representatives) with respect to an Acquisition Proposal or that reasonably could be expected to lead to any Acquisition Proposal, and the identity of the Person making such Acquisition Proposal or inquiry.  The Company shall keep the Parent reasonably informed of the status including any change to the material terms of any such Acquisition Proposal or inquiry.

(iv)           During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party.

(d)           Shareholder Approval.

(i)           The Company shall cause a shareholder meeting to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by holders of Company Shares on the approval of the Merger.  In connection with the call and conduct of, and all other matters relating to, such shareholder meeting (including the solicitation of appointments of proxies), the Company will comply in all Material respects with all provisions of applicable Law and with its articles of incorporation and bylaws.

(ii)           The Company will solicit appointments of proxies from its shareholders for use at such shareholder meeting and, in connection with that solicitation, it will distribute a proxy statement and other proxy solicitation materials.  The Company will mail the proxy statement and other proxy solicitation materials to holders of Company Shares as of a date mutually agreed upon by the Company, the Parent and the Buyer.

(iii)           Except in the circumstances described in Section 6.1(c), and provided that the Parent and the Buyer are then in compliance with their obligations under this Agreement, the Company covenants that its directors, individually and collectively as the Company’s Board of Directors, will recommend to holders of Company Shares that they vote their Company Shares at such shareholder meeting in favor of ratification and approval of this Agreement and the Merger, and any proxy solicitation sent by the Company will so indicate and state that the Company’s Board of Directors considers the Merger to be advisable and in the best interests of the Company and holders of Company Shares.

(e)           Benefit Plans.  If so requested by the Parent and the Buyer, the Company shall take all steps necessary to ensure that the Company’s 401(k) plan is terminated prior to the Effective Time.

(f)           Expenses Prior to Effective Time.  The Company shall establish accruals or make payments for fees, costs and other expenses incurred in connection with the Merger and other expenses and fees incurred by the Company prior to the Effective Time of the Merger.

(g)           Accruals for Loan Loss Reserve, Expenses and Other Accounting Matters.  The Company will make such appropriate accounting entries in its books and records and take such other actions as the Parent and the Buyer deem to be required by GAAP or otherwise necessary, appropriate or desirable in anticipation of the Merger, including without limitation additional provisions to the Company’s loan loss reserves or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that, notwithstanding any provision of this Agreement to the contrary and except as otherwise agreed to by the Company, the Parent and the Buyer, the Company shall not be required to make any such accounting entries until immediately prior to the Closing; and provided, further, that any such entry made as a result of such a request shall not itself constitute a breach by the Company of any representation, warranty or covenant made by or required of it in this Agreement.

(h)           Loan Charge-Offs. The Company will make such appropriate accounting entries in its books and records and take such other actions as the Parent and the Buyer deem to be necessary, appropriate or desirable to charge off any loans on its books, or any portions thereof, that the Parent and the Buyer consider to be losses or otherwise believe, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged off by the Buyer after the Effective Time in accordance with its loan administration and charge-off policies and procedures; provided, however, that, notwithstanding any provision of this Agreement to the contrary and except as otherwise agreed to by the Company, the Parent and the Buyer, the Company shall not be required to make any such accounting entries or take any such actions until immediately prior to the Closing; and provided, further, that any such entry made as a result of such a request shall not itself constitute a breach by the Company of any representation, warranty or covenant made by or required of it in this Agreement.

(i)           Tax Elections.  After the date of this Agreement, the Company shall not make any Material election with respect to Taxes without the prior written consent of the Parent (not to be unreasonably withheld).

(j)           Company Warrants.  The Company shall obtain from each Company Warrantholder a written termination of the Company Warrants held by such Company Warrantholder, which termination shall be effective as of the Effective Time.  The Company shall comply with all applicable notice provisions set forth in any Company Warrant.

6.2           COVENANTS OF THE PARENT AND THE BUYER.

(a)           Reservation of Shares of the Parent’s Stock.  The Parent shall reserve for issuance a sufficient number of shares of the Parent’s Stock to cover the issuances of such stock required hereby.

(b)           Advisory Board.  The Parent maintains an advisory board for the Garner market (the “Advisory Board”) and will consider in good faith whether to add any Company directors to the Advisory Board.

(c)           Employees and Benefits.

(i)           Any and all of the Company’s employees will be employed on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person to obligate the Parent, the Buyer or any Affiliate thereof to employ any such person for any specific period of time after the Effective Time or in any specific position, or to restrict the Buyer’s right to terminate the employment of any such person at any time and for any reason satisfactory to the Buyer.  Any Company employees not retained by the Buyer shall, however, be entitled to apply for any open position with the Buyer.

(ii)          The Buyer may amend or otherwise modify its Benefit Plans in accordance with terms thereof at any time before or after the Effective Time with a view to adopting any aspect of the Company’s Benefit Plans deemed to be in the Buyer’s best interest.  Any Company employees who continue employment with the Buyer will, to the extent eligible therefore, be entitled to benefits consistent with those of existing employees of the Buyer, with credit for past service with the Company for purposes of participation, eligibility and vesting (including with respect to accrual of vacation and sick leave, but not including the calculation of any other benefit accrual); provided, however, that any such continuing employee will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Company’s medical plans as of the Effective Time or any waiting period relating to coverage under the Buyer’s medical plans.  Any such Company employees shall be subject to the applicable terms of such Benefit Plans, including payment of deductibles, provided that there shall be no waiting periods applicable to any such Company employees to participate in such benefits (including applicable insurance benefits).

(iii)         Each employee of the Company retained by the Buyer shall receive from the Buyer, as of the Effective Time, credit for vacation and sick leave, each in the amount that an employee of the Buyer (having the same length of service with the Buyer as the retained employee has with the Company) would have accrued in the current benefit year through the Effective Time, less the amount of vacation and sick leave, respectively, used by the retained employee in such period.  Each employee of the Company who is not retained for employment by the Buyer shall be paid for all accrued but unused vacation as of the date of termination of employment.

(iv)         Each employee of the Company at the Effective Time who does not become an employee of the Buyer, or who becomes an employee of the Buyer and is terminated within six (6) months after the Effective Time, for any reason other than Cause, death or disability, shall receive severance pay equal to two (2) weeks’ pay for every full year of service to the Company at his or her current salary.

(v)          The Buyer will provide Jeanne Mauney the opportunity to enter into a Separation Agreement and General Release with the Company and the Buyer in substantially the form attached hereto as EXHIBIT C (the “Separation Agreement”).

(vi)         The Buyer will provide Ms. Mauney the opportunity to enter into an Employment Agreement for a term of one (1) year in substantially the form attached hereto as EXHIBIT D.

(vii)        Notwithstanding anything in this Agreement to the contrary, (i) no provision of this Agreement (A) shall constitute or be interpreted to constitute a Benefit Plan or other arrangement, or a provision of, amendment of, or commit to amend any Benefit Plan or other arrangement, or (B) shall otherwise provide any employee or other service provider any rights or entitlements under this Agreement, including, without limitation, in respect of any Benefit Plan, and (ii) no employee, service provider or other third party shall be entitled to claim any right, entitlement or other benefit under or in relation to this Agreement.

(d)    Directors’ and Officers’ Insurance and Indemnification.  If available, the Parent shall obtain and maintain, or cause the Buyer to obtain and maintain, in effect for six (6) years from the Closing Date, the current directors’ and officers’ liability insurance policies maintained by the Company or substitute policies with respect to matters occurring prior to the Effective Time.  Such insurance shall cover all persons and entities who are covered by the director’s and officers’ liability policy maintained by the Company and in existence on the date hereof (including all existing directors and officers of the Company).

(e)    Consents.  The Parent and the Buyer will exercise their best efforts to obtain such Consents as may be necessary or desirable for the consummation of the transactions contemplated hereby from the appropriate parties to their respective Contracts such that such Contracts shall survive the Merger and not be breached thereby.

(f)           Shareholder Approval.  Subject to the satisfaction of all other conditions to consummation of the Merger, the Parent, as sole shareholder of the Buyer, will take all necessary action to approve the Merger.

6.3           COVENANTS OF ALL PARTIES TO THE AGREEMENT.

(a)           Reorganization for Tax Purposes.  Each of the parties hereto undertakes and agrees to use its reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that it will not intentionally take any action that would cause the Merger to fail to so qualify.

(b)           Notification.  Each of the parties hereto agrees to notify promptly the other parties hereto of any event, fact, or other circumstance arising after the date hereof that would have caused any representation or warranty herein, including, in the case of the Company, any information on any schedule hereto, to be untrue or misleading had such event, fact, or circumstance arisen prior to the execution of this Agreement.  The parties hereto will exercise their reasonable best efforts to ensure that no such events, facts, or other circumstances occur, come to pass, or become true.

(c)           Consummation of Agreement.  Subject to Section 6.1(c), the parties hereto each agree to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Agreement so that the transactions contemplated hereby shall be consummated.  Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of the Company, the Parent or the Buyer, that would Materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, each party will notify the others of any such event and, subject to Section 6.1(c), the parties will use their reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.  Subject to Section 6.1(c), each party hereto shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement and to assist in the procuring or providing of all documents that must be procured or provided pursuant to the provisions hereof.  Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 6.1(c), none of the parties hereto will take any action that would (i) Materially affect or delay receipt of the approvals contemplated in Section 8.1 from the Regulatory Authorities, or (ii) Materially adversely affect or delay its ability to perform its covenants and agreements made pursuant to this Agreement.

(d)           Maintenance of Corporate Existence.  Each of the parties hereto shall maintain in full force and effect their respective corporate or legal existences.

(e)           Applications and Reports.  The Parent and the Buyer shall prepare and file as soon as reasonably practical after the date of this Agreement, and the Company shall cooperate reasonably in the preparation and, where appropriate, filing, of all applications, reports and statements with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

(f)           Fairness Hearing.

(i)    Each of the parties to this Agreement shall, and shall cause its Affiliates to, use all commercially reasonable efforts to cause the issuance of the Parent’s Stock issuable pursuant to Section 2.3 and the New Parent Warrants hereof to be exempt from registration under applicable federal and state securities Laws by filing as soon as practicable after the execution of this Agreement an application with the Secretary of State of the State of North Carolina pursuant to Section 78A-30 of the General Statutes of North Carolina requesting a hearing upon the terms and conditions of the Merger to be held as soon as practicable after the filing of such application and taking all actions necessary or appropriate to comply with the requirements set forth therein.  The Company shall furnish to the Parent the information to be included in such application.  The Company and the Parent will respond to any comments from the Secretary of State of North Carolina and use their commercially reasonable efforts to obtain an order of approval from the Secretary of State of North Carolina (the “North Carolina Securities Permit”) and have it granted as soon as practicable after such filing.  None of the parties to this Agreement shall make at such hearing, or include in any information supplied with such application or distributed at such hearing, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)   In the event the Secretary of State of the State of North Carolina shall not have granted a North Carolina Securities Permit in a timely manner, the Parent will issue the Merger Consideration and the New Parent Warrants as restricted securities in a private placement in accordance with applicable federal and state securities Laws, conditioned upon the determination of the availability of an exemption and the Company’s cooperation with the Parent and use of commercially reasonable best efforts to obtain from the holders of the Company Shares the various representations and undertakings necessary in order to enable the Parent to utilize a private placement exemption under Regulation D promulgated under the Securities Act, whereafter the Parent shall, if, and only if, the Parent meets the eligibility requirements for Form S-3 and subject to other applicable legal requirements and to customary blackouts, use commercially reasonable efforts to file after the Closing Date a registration statement on Form S-3 (or any successor form) under the Securities Act covering the Merger Consideration, provided that the Parent shall not be required to (A) file any such Form S-3 prior to the date six (6) months from the Closing Date, or (B) maintain the effectiveness of such registration statement on Form S-3 for more than six (6) months following declaration of effectiveness thereof by the SEC.

(g)           Closing.  Subject to the terms and conditions hereof (including Section 6.1(c)), the parties hereto shall use their reasonable best efforts to consummate the Closing within thirty (30) days after all conditions to the Closing have been satisfied.

ARTICLE VII
DISCLOSURE OF ADDITIONAL INFORMATION

7.1    ACCESS TO INFORMATION.  Prior to the Closing Date, the Parent, the Buyer and the Company shall, and shall cause each of their Affiliates to:

(a)    give the others and their authorized representatives reasonable access, during normal business hours and upon reasonable notice, to its books, records, offices and other facilities and properties; and

(b)    furnish the others with such financial and operating data and other information with respect to its business, condition (financial or otherwise) and properties, as they may reasonably request.

7.2    ACCESS TO PREMISES.  Prior to Closing, the Company shall give the Parent, the Buyer and their authorized representatives reasonable access to all of the Company’s Real Property for the purpose of inspecting such property.

7.3    ENVIRONMENTAL SURVEY.  At its option, the Parent may cause to be conducted Phase I environmental assessments of the Real Property of the Company and its Affiliates, whether owned or leased, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as the Parent shall deem necessary or desirable (collectively, the “Environmental Survey”).  The Parent shall complete all such Phase I environmental assessments within sixty (60) days following the date of this Agreement and thereafter conduct and complete any such additional studies, testing, sampling and analyses within sixty (60) days following completion of all Phase I environmental assessments.  Subject to the breach of any representation or warranty contained herein, the costs of the Environmental Survey shall be paid by the Parent.

7.4    CONFIDENTIALITY.

(a)    The Company, the Parent and the Buyer each agree that no Persons other than the parties to this Agreement are authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the other parties (which consent shall not unreasonably be withheld or delayed), it will not make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the required approval of any Regulatory Authority to the consummation of the transactions described herein.

(b)    For purposes of this Section 7.4, “Confidential Information” refers to any information (including business and financial information) that a party to whom the information pertains (an “Informing Party”) provides or makes available, in connection with this Agreement, to a party for whose benefit the information is provided, or to that party’s Affiliates, directors, officers, employees, attorneys, advisors, consultants, representatives and agents (a “Receiving Party”), or which a Receiving Party otherwise obtains from any examination of an Informing Party’s documents, books, records, files or other written materials or from any discussions with any of the Informing Party’s directors, officers, employees, attorneys, advisors, consultants, representatives and agents, and shall be deemed to include, without limitation, (i) all such documents, books, records, files or other written materials themselves and all information contained therein (whether maintained in writing, electronically, on microfiche or otherwise), (ii) all corporate minutes, acquisition or other expansion analyses or plans, pro forma financial data, capital spending budgets and plans, market studies and business plans, (iii) all information relative to financial results and condition, operations, policies and procedures, computer systems and software, shareholders, employees, officers, and directors, and (iv) all information relative to customers and former or prospective customers.

(c)    Prior to the Effective Time, all Confidential Information of an Informing Party is proprietary to the Informing Party and constitutes either trade secrets or confidential information of the Informing Party.  Without the Informing Party’s express written consent, the Receiving Party shall not remove any Confidential Information of the Informing Party in written or other recorded form from the Informing Party’s premises.

(d)    Prior to the Effective Time, all Confidential Information of an Informing Party is to be held in strict confidence by a Receiving Party and, except as otherwise provided herein, may not be disclosed by a Receiving Party to any person or entity not a party to this Confidentiality Agreement, unless the Receiving Party:

(i)    can demonstrate that the same information as the Confidential Information to be disclosed already was in its possession prior to such Confidential Information being obtained;

(ii)   can demonstrate that the same information as the Confidential Information to be disclosed is already publicly available or, at that time, has become publicly available through no fault of, or violation of this Section 7.4 by, the Receiving Party or any other person that the Receiving Party knows, or has reason to know, is obligated to protect such Confidential Information; or

(iii)           demonstrates that the same information as the Confidential Information to be disclosed was developed independently by or for the Receiving Party, without the use of the Confidential Information disclosed to or obtained by the Receiving Party.

(e)           Prior to the Effective Time, the Receiving Party (i) may disclose Confidential Information of the Informing Party to the Receiving Party’s Affiliates, directors, officers, employees, agents, attorneys, advisors and consultants who are directly involved in discussions of a potential transaction, only on a need-to-know basis and only if such persons or entities agree for the benefit of the other party to be bound by the restrictions and obligations of this Section 7.4; and (ii) will enforce its obligations under this Section 7.4 against all persons to whom it discloses Confidential Information and shall be responsible and liable to the Informing Party for any disclosure of Confidential Information by such persons or entities in violation of such restrictions and obligations.

(f)           Upon termination of this Agreement, the Receiving Party will deliver or cause to be delivered to the Informing Party all written Confidential Information of the Informing Party in the possession of the Receiving Party or provide an officer’s affidavit as to the destruction of all copies of such Confidential Information.

(g)           Prior to the Effective Time, the Receiving Party shall not use any Confidential Information of the Informing Party in an unlawful manner, to interfere with or attempt to terminate or otherwise adversely affect any actual or proposed contractual or business relationship of the Informing Party, or for any other purposes other than in conjunction with the transactions described herein.  Without limiting the generality of the foregoing, in no event shall the Receiving Party use any Confidential Information of the Informing Party, directly or indirectly, for the purpose of competing against the Informing Party.

(h)           Notwithstanding anything contained in this Section 7.4 to the contrary, neither the Company nor the Parent and the Buyer shall be required to obtain the prior consent of the other party for any such disclosure which it, in good faith and upon the advice of its legal counsel, believes is required by law; provided, however, that before any such disclosure may be made by a Receiving Party upon the advice of its legal counsel, it shall, except where such notice is prohibited by law, give the Informing Party reasonable notice of its intent to make such disclosure, the form of content of that disclosure, and the basis upon which its legal counsel has advised it that such disclosure is required by law, so that the Informing Party may seek a protective order or other similar or appropriate relief, and the Receiving Party also shall undertake in good faith to have the Confidential Information to be disclosed treated confidentially by the party to whom the disclosure is made.

(i)           As of the date of this Agreement, the Confidentiality Agreement is amended by being superseded in its entirety and replaced by the provisions of this Section 7.4.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1           MUTUAL CONDITIONS.  The respective obligations of each party hereto to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by all parties hereto pursuant to Section 10.4 of this Agreement:

(a)           Adverse Proceedings.  None of the Company, the Parent, the Buyer, or any shareholder of any of the foregoing shall be subject to any Order of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement or the Merger, and no Governmental Authority shall have instituted a suit or proceeding that is then pending and seeks to enjoin or prohibit the transactions contemplated hereby.  Any party who is subject to any such Order or the subject of any such suit or proceeding shall take any reasonable steps within that party’s control to cause any such Order to be modified so as to permit the Closing and to cause any such suit or proceeding to be dismissed.

(b)           Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.  Without limiting the generality of the foregoing, the Consent of each of (i) the Board of Governors of the Federal Reserve System pursuant to the Bank Merger Act of 1966, 12. U.S.C. § 1828(c)(2)(B), and (ii) the North Carolina Banking Commission shall have been obtained and shall be in full force and effect.  No such Consent obtained from any Regulatory Authority shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) not reasonably anticipated as of the date of this Agreement that in the reasonable judgment of the Board of Directors of the Parent or the Company hereto would so Materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(c)    Consents and Approvals.  Each party hereto shall have obtained any and all Consents required for consummation of the Merger or for the preventing of any Default under any Contract or Permit of such Person, including those Consents listed on Section 4.2 of the Company’s Disclosure Schedule, except to the extent that the failure to obtain any such Consents would not, individually or in the aggregate, result in a Material Adverse Effect on such Person.

(d)    North Carolina Securities Permit.  The Secretary of State of the State of North Carolina shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued a North Carolina Securities Permit, or in the event a North Carolina Securities Permit shall not have been issued in a timely manner, the Parent shall have requested and received from the holders of the Company Shares and Company Warrants all representations and undertakings necessary to enable the issuance of the Merger Consideration in an exempt transaction under Regulation D of the Securities Act and otherwise in accordance with applicable federal and state securities Laws.

(e)    Approval.  The Company’s shareholders and the Parent (as the Buyer’s shareholder) shall have approved this Agreement and the transactions contemplated hereby (including without limitation, the Merger) in accordance with applicable Law.

(f)    Separation Agreement.  The Parent and the Company shall have received a Separation Agreement executed by Ms. Mauney.

(g)    Employment Agreement.  The Parent shall have received from Ms. Mauney the Employment Agreement referenced in Section 6.2(c)(vi).

8.2           CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.  The obligation of the Company to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by the parties pursuant to Section 10.4 of this Agreement:

(a)           All representations and warranties of the Parent and the Buyer contained in this Agreement that are qualified as to Materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of the Parent and the Buyer set forth in this Agreement shall be true and correct in all Material respects, in each case as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date).  Each of the Parent and the  Buyer shall have performed and complied in all Material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)           All documents required to have been executed and delivered by the Parent and the Buyer to the Company at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

(c)           The Company shall have received from Sandler O’Neill + Partners, LP an opinion to the effect that, as of a date within three (3) Business Days prior to the execution of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Company Shares.

(d)           The Company shall have received an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., counsel to the Parent and the Buyer, dated as of the Closing Date, reasonably satisfactory to the Company in form and substance, concerning matters relating to the Parent and the Buyer.

(e)           The Company shall have received an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., counsel to the Company, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code.  The issuance of such opinion shall be conditioned on the receipt by such counsel of representation letters from the Company, the Parent and the Buyer, in each case, in form and substance reasonably satisfactory to Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.  The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(f)           As of the Closing Date, the Company shall have received the following documents with respect to the Buyer:

(i)           a true and complete copy of its articles of incorporation and all amendments thereto, certified by the North Carolina Secretary of State as of a recent date;

(ii)          a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iii)         a certificate from its Secretary or an Assistant Secretary certifying that (A) its articles of incorporation or charter have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence, and (B) it has complied with the conditions set forth in this Section 8.2 as may be reasonably required by the Company, including without limitation a certificate as to the matters set forth in Section 8.2(a);

(iv)         a certificate of its corporate existence issued by the North Carolina Secretary of State as of a recent date;

(v)          a true and complete copy of the resolutions of its board of directors and shareholder authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary;  and

(vi)         a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

(g)           As of the Closing Date, the Company shall have received the following documents with respect to the Parent:

(i)           a true and complete copy of its articles of incorporation and all amendments thereto, certified by the North Carolina Secretary of State as of a recent date;

(ii)          a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iii)         a certificate from its Secretary or an Assistant Secretary certifying that (A) its articles of incorporation or charter have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence, and (B) it has complied with the conditions set forth in this Section 8.2 as may be reasonably required by the Company, including without limitation a certificate as to the matters set forth in Section 8.2(a);

(iv)         a certificate of its corporate existence issued by the North Carolina Secretary of State as of a recent date;

 (v)         a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement;

(vi)         a true and complete copy of the resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

(vii)        a certificate of the Federal Reserve Bank.

(h)           There shall have been (i) no Material Adverse Effect with respect to the Parent or the Buyer and (ii) no event, occurrence or circumstance that, individually or taken together with any other events, occurrences, or circumstances, has had a Material adverse impact on the ability of the Parent or the Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

(i)           The Exchange Agent shall have delivered to the Company a certificate, dated as of the Closing Date, to the effect that the Exchange Agent has received from the Parent appropriate instructions and authorization for the Exchange Agent to issue the Merger Consideration, to the extent required by this Agreement.

(j)           The Parent shall have arranged for the issuance on the Effective Date of the New Parent Warrants. to each Company Warrantholder that terminates such Company Warrantholder’s Company Warrants in accordance with Section 6.1(j).

8.3           CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND THE BUYER.  The obligations of each of the Parent and the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by the Parent pursuant to Section 10.4 of this Agreement:

(a)           All representations and warranties of the Company contained in this Agreement that are qualified as to Materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all Material respects, in each case as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date).  The Company shall have performed and complied in all Material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing.

(b)           Holders of Company Shares representing no more than ten percent (10%) of the issued and outstanding Company Shares immediately prior to the Effective Time shall have exercised dissenters’ or similar rights with respect to the Merger.

(c)           All documents required to have been executed and delivered by the Company or any third party to the Parent or the Buyer at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

(d)           The Parent and the Buyer shall have received an opinion of Gaeta & Eveson, P.A., counsel to the Company, dated as of the Closing Date and addressed to the Parent and the Buyer, reasonably satisfactory to the Parent in form and substance, concerning matters relating to the Company.

(e)           The Parent shall have received a legal opinion from Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., counsel to the Parent, dated as of the Closing Date and addressed to the Parent and the Buyer, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code.  The issuance of such opinion shall be conditioned on the receipt by such counsel of representation letters from the Company, the Parent and the Buyer, in each case, in form and substance reasonably satisfactory to Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.  The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(f)           The Parent shall have received from Howe Barnes Hoefer & Arnett, Inc. an opinion to the effect that, as of a date within three (3) Business Days prior to the execution of this Agreement, the aggregate Merger Consideration to be paid by the Parent and the Buyer pursuant to this Agreement is fair from a financial point of view to the Parent and the Buyer.

(g)           As of the Closing Date, the Parent and the Buyer shall have received the following documents with respect to the Company:

(i)    a certificate of its corporate existence issued by the North Carolina Secretary of State as of a recent date;

(ii)           a true and complete copy of its articles of incorporation and all amendments thereto, certified by the North Carolina Secretary of State as of a recent date;

(iii)          a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iv)          a certificate from its Secretary or an Assistant Secretary certifying that (A) its articles of incorporation have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence, and (B) the Company has complied with the conditions set forth in this Section 8.3 as may be reasonably required by the Parent and the Buyer, including without limitation a certificate as to the matters set forth in Section 8.3(a);

(v)           with respect to the Company, a true and complete copy of the resolutions of its board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

(vi)          with respect to the Company, a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

(h)           Each of the Voting Agreements described in Section 4.27 shall have been executed and delivered to the Parent and the Buyer.

(i)           The Parent shall have received from each Company Warrantholder a termination of the Company Warrants held by such Company Warrantholder.

(j)           There shall have been (i) no Material Adverse Effect with respect to the Company and (ii) no event, occurrence or circumstance that, individually or taken together with any other events, occurrences, or circumstances, has had a Material adverse impact on the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

ARTICLE IX
TERMINATION

9.1           TERMINATION.  The obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)           By mutual written consent of the Company, the Parent and the Buyer;

(b)           By either the Parent and the Buyer, on the one hand, or the Company, on the other hand, if there shall be any Law or regulation that makes consummation of this Agreement illegal or otherwise prohibited or if any Order enjoining the Company or its shareholders, on the one hand, or the Buyer, the Parent or its shareholders, on the other hand, from consummating this Agreement is entered and such judgment, injunction, order or decree shall become final and nonappealable;

(c)           By the Parent and the Buyer, on the one hand, or the Company, on the other hand, if the conditions to the obligation to effect the transactions contemplated hereby of the party or parties seeking termination shall not have been fulfilled or waived by October 31, 2009, and if the party or parties seeking termination is or are in Material compliance with all obligations under this Agreement;

(d)           By any party hereto, if a condition to the obligation to effect the transactions contemplated hereby of the party seeking termination shall have become incapable of fulfillment (notwithstanding the efforts of the party seeking to terminate as set forth in Section 6.3(c)), and has not been waived;

(e)           At any time on or prior to the Closing Date, by the Parent and the Buyer in writing, if the Company has, or by the Company, if the Parent or the Buyer has (i) in any Material respect, breached any covenant or agreement contained herein if such breach has not been cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date, or (ii) (A) breached any representation or warranty contained herein that is qualified by Materiality or Material Adverse Effect or (B) Materially breached any other representation or warranty contained hereof, and in any case if such breach has not been cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; or

(f)    By the Company, if (i) the Board of Directors of the Company complies with the provisions of Section 6.1(c), and (ii) the Company pays the fee due under Section 9.3 as a condition precedent to such termination.

9.2           PROCEDURE AND EFFECT OF TERMINATION.  In the event of a termination contemplated hereby by any party pursuant to Section 9.1, the party seeking to terminate this Agreement shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by any party hereto. In such event:

(a)           The parties hereto shall continue to be bound by (i) their obligations of confidentiality set forth herein, and all copies of the information provided by the Company hereunder will be returned to the Company or destroyed immediately upon its request therefor, (ii) the provisions set forth in Section 7.4 relating to publicity and (iii) the provisions set forth in Section 10.1 relating to expenses.

(b)           All filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Person to whom made.

(c)    In addition to any remedies provided in this Agreement, the terminating party shall be entitled to seek any remedy to which such party may be entitled at law or in equity for the violation or breach of any agreement, covenant, representation or warranty contained in this Agreement.

9.3           TERMINATION EXPENSES AND FEES.

(a)    If the Company elects to terminate this Agreement pursuant to Section 9.1(f), the Company shall be obligated to pay the Buyer a termination fee in the amount of $175,000 prior to such termination as a condition precedent thereto.

(b)    If transactions substantially similar to the transactions contemplated in an Acquisition Proposal are consummated within twelve (12) months after such termination, the Company shall be obligated to pay the Buyer, immediately prior to consummation of such transactions, an additional termination fee in the amount of $125,000.

 (c)           All such payments shall be made immediately when due by wire transfer of immediately available funds to an account designated by the Buyer.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1          EXPENSES.  Whether or not the transactions contemplated hereby are consummated, each party hereto shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

10.2          SURVIVAL OF REPRESENTATIONS.  The representations and warranties made by the parties hereto will not survive the Closing, and no party shall make or be entitled to make any claim based upon such representations and warranties after the Closing Date.  No warranty or representation shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the warranty or representation was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such person that any warranty or representation is false at the time of signing or Closing.

10.3          AMENDMENT AND MODIFICATION.  This Agreement may be amended, modified or supplemented only by written agreement of all parties hereto.

10.4          WAIVER OF COMPLIANCE; CONSENTS.  Except as otherwise provided in this Agreement, any failure of the Parent or the Buyer, on one hand, and the Company, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party or parties only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.4.

10.5          NOTICES.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission, one (1) Business Day after sending by a reputable national overnight courier service or three (3) Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party in the manner provided below:

(a)    Any notice to the Company shall be delivered to the following addresses:

Nuestro Banco
1408 Garner Station Boulevard
Garner, North Carolina 27529
Attention:  Tom Caffrey
Telephone: (919) 582-2723
Facsimile: (919) 582-2759

with a copy to:

Gaeta & Eveson, P.A.
8305 Falls of Neuse Road, Suite 203
Raleigh, North Carolina  27615
Attention:  Todd Eveson
Telephone: (919) 845-2558
Facsimile: (919) 518-2146

(b)           Any notice to the Parent or the Buyer shall be delivered to the following address:

Four Oaks Fincorp, Inc.
6114 U.S. 301 South
Post Office Box 309
Four Oaks, North Carolina 27524
Attention:  Nancy S. Wise
Telephone: (919) 963-2177
Facsimile: (919) 963-2768

with a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center
150 Fayetteville Street
Raleigh, North Carolina  27601
Attention: John L. Jernigan
Telephone: (919) 821-1220
Facsimile: (919) 821-6800

Any party may change the address to which notice is to be given by notice given in the manner set forth above.

10.6    ASSIGNMENT.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

10.7    SEPARABLE PROVISIONS.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

10.8    GOVERNING LAW.  The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina, without regard to principles of conflicts of laws.

10.9    COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10          INTERPRETATION.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

10.11          ENTIRE AGREEMENT.  This Agreement, including the agreements and documents that are Schedules and Exhibits hereto, embodies the entire agreement and understanding of the parties with respect of the subject matter of this Agreement.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby and subject matter hereof.

[signature page follows]

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PARENT:

FOUR OAKS FINCORP, INC.

By:  /s/ Ayden R. Lee, Jr.
     Name:  Ayden R. Lee, Jr.
     Title:    Chairman, President and CEO

BUYER:

FOUR OAKS BANK & TRUST COMPANY

By:  /s/ Ayden R. Lee, Jr.
     Name:  Ayden R. Lee, Jr.
     Title:    Chairman, President and CEO

COMPANY:

NUESTRO BANCO

By:  /s/ Thomas H. Caffrey
     Name:  Thomas H. Caffrey
     Title:    President

EXHIBIT A

FORM OF PLAN OF MERGER

PLAN OF MERGER
OF NUESTRO BANCO
INTO FOUR OAKS BANK & TRUST COMPANY

A.           Corporations Participating in Merger.

Nuestro Banco, a North Carolina banking corporation (the “Company”), will merge (the “Merger”) with and into Four Oaks Bank & Trust Company, a North Carolina banking corporation (the “Buyer”), pursuant to the terms of the Merger Agreement, dated as of April 29, 2009, among Four Oaks Fincorp, Inc., a North Carolina corporation (the “Parent”), the Buyer, and the Company (the “Agreement”).  The Buyer will be the surviving corporation (the “Surviving Corporation”) of the Merger.

B.           Name of Surviving Corporation.

After the Merger, the Surviving Corporation shall have the name “Four Oaks Bank & Trust Company.”

C.           Merger.

The Merger shall be effected pursuant to the terms and conditions of this Plan of Merger (the “Plan”).  The Merger shall become effective on the date and at the time of filing of the Articles of Merger containing this Plan with the North Carolina Secretary of State or at such other time as may be specified in such Articles of Merger.  The time when the Merger becomes effective is hereinafter referred to as the “Effective Time.”  Upon the Merger becoming effective, the corporate existence of the Company will cease, and the corporate existence of the Buyer will continue.  The Merger shall have the effects set forth in Section 55-11-06 of the North Carolina Business Corporation Act.

D.           Articles of Incorporation and Bylaws.

The Articles of Incorporation of the Buyer in effect at the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until further amended in accordance with applicable law.  The Bylaws of the Buyer in effect at such Effective Time shall be the Bylaws of the Surviving Corporation until further amended in accordance with applicable law.

E.           Conversion and Exchange of Shares.

At the Effective Time, the outstanding shares of the common stock of the corporations participating in the Merger will be converted and exchanged as follows:

1.           The Company.

(a)          Each outstanding Company Share (as defined in the Agreement) shall at the Effective Time no longer be outstanding and shall be canceled and retired and shall cease to exist, and the holder of such Company Share shall thereafter cease to have any rights with respect to such Company Share except for the right to receive, in consideration therefor, the issuance and delivery of 0.2697 shares of the Parent’s common stock, par value One Dollar ($1.00) per share, as traded on the OTC Bulletin Board (the “Parent’s Stock”).

(b)          At the Effective Time, the Parent shall cause each Company Option (as defined in the Agreement) that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, to become an option to purchase the Parent’s Stock by assuming such Company Option in accordance with, and to the extent permitted by, the terms of the stock option agreement by which such Company Option is evidenced.  From and after the Effective Time, (i) each Company Option assumed by the Parent may be exercised solely for shares of Parent’s Stock, (ii) each Company Option assumed by the Parent shall be equal to the number of Company Shares subject to such Company Option immediately prior to the Effective Time multiplied by 0.2697, rounding down to the nearest whole share, and (iii) the per share exercise price under each Company Option assumed by the Parent shall be adjusted by dividing the per share exercise price under such Company Option by 0.2697 and rounding up to the nearest whole cent.

(c)          At the Effective Time, each Company Warrant issued and outstanding at the Effective Time shall be canceled in exchange for the right to receive a New Parent Warrant (as defined in the Agreement).  The number of shares of the Parent’s Stock subject to each New Parent Warrant shall be equal to the number of Company Shares subject to the applicable replaced Company Warrant immediately prior to the Effective Time multiplied by 0.2697, rounding down to the nearest whole share.  The per share exercise price under each New Parent Warrant issued by the Parent shall be equal to the per share exercise price under the applicable replaced Company Warrant divided by 0.2697, rounding up to the nearest whole cent.

2.           Surviving Corporation and Parent.

(a)          Each outstanding share of the Buyer’s common stock and of the Parent’s Stock shall remain outstanding after the Effective Time and shall not be affected by the Merger.

(b)          In the event the Company or the Parent changes the number of shares of its common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar reorganization with respect to such stock and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to such Effective Time, the Merger consideration to be exchanged for the Company Shares shall be equitably adjusted to reflect such change.

3.           Fractional Shares.  No fractional shares of the Parent’s Stock shall be delivered as consideration for the Merger.  Instead, the number of shares of the Parent’s Stock which a holder of Company Shares is entitled to receive shall be rounded to the nearest whole share.

A-2

4.           Surrender of Share Certificates.  Each holder of Company Shares shall either surrender for cancellation, or deliver an executed and notarized affidavit of lost certificate(s) with respect to, the certificate(s) representing such Company Shares, and after the Effective Time and after such surrender or delivery shall be entitled to receive in exchange therefor the Merger consideration to which such holder is entitled under this Plan.

5.           No Further Transfers.  From and after the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.  If, after such Effective Time, certificates representing Company Shares are presented to the Surviving Corporation, they shall be canceled, and exchanged and converted into the Merger consideration as provided for herein.

A-3

EXHIBIT B

FORM OF VOTING AGREEMENT

STOCK VOTING AGREEMENT

STOCK VOTING AGREEMENT, dated as of April 29, 2009 (the “Agreement”), by and among certain holders of capital stock of NUESTRO BANCO, a North Carolina banking corporation (the “Company”), listed on Schedule A attached hereto (each, a “Shareholder,” and collectively, the “Shareholders”); FOUR OAKS FINCORP, INC., a North Carolina corporation and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and a North Carolina bank holding company (the “Parent”); and FOUR OAKS BANK & TRUST COMPANY, a North Carolina bank and a state chartered member of the Federal Reserve System (the “Buyer”).

WHEREAS, concurrently herewith, the Parent, the Buyer, and the Company are entering into a Merger Agreement of even date herewith (as amended from time to time, the “Merger Agreement”), pursuant to which the Company will merge into the Buyer, with the Buyer being the surviving corporation (the “Merger”); and

WHEREAS, each Shareholder owns as of the date hereof the number of shares of capital stock of the Company, Four Dollars and Eighty Cents ($4.80) par value per share (the “Company Shares”), listed next to such Shareholder’s name on Schedule A attached hereto (all such shares of Company Shares, together with any Company Shares acquired after the date hereof and prior to the termination hereof, but excluding any Company Shares sold by such Shareholder after the date hereof, constituting such Shareholder’s “Shares”); and

WHEREAS, the Buyer and the Parent have entered into the Merger Agreement in reliance on and in consideration of, among other things, each Shareholder’s representations, warranties, covenants and agreements hereunder.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

1.           VOTING.  Each Shareholder hereby revokes any and all previous proxies with respect to such Shareholder’s Shares and irrevocably agrees to vote and otherwise act (including pursuant to written consent), with respect to all of such Shareholder’s Shares, for the approval and the adoption of the Merger Agreement and all transactions contemplated thereby, including without limitation all agreements related to the Merger and any actions related thereto, and against any proposal or transaction which could prevent or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement, at any meeting or meetings of the Shareholders of the Company, and any adjournment, postponement or continuation thereof, at which the Merger Agreement and other related agreements (or any amended version or versions thereof) or such other actions are submitted for the consideration and vote of the Shareholders of the Company.  The foregoing shall remain in effect with respect to such Shareholder’s Shares until the termination of this Agreement.  Each Shareholder agrees to execute such additional documents as the Buyer and/or the Parent may reasonably request to effectuate the foregoing.

2.           REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.  Each Shareholder severally represents and warrants to the Buyer and the Parent as follows:

(a)          Ownership of Shares.  On the date hereof, such Shareholder’s Shares specified on Schedule A are the only shares of Company Shares owned by such Shareholder.  Except as set forth on Schedule A, such Shareholder does not have any rights to acquire any additional shares of Company Shares.  Except as set forth on Schedule A, such Shareholder currently has, and as of the Effective Time will have, good, valid and marketable title to such Shareholder’s Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable federal and state securities laws).

(b)          Authority; Binding Agreement.  Such Shareholder has the full legal right, power and authority to enter into and perform all of such Shareholder’s obligations under this Agreement.  The execution and delivery of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party, including, without limitation, any voting agreement, shareholders’ agreement or voting trust.  This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).  Neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor the compliance by such Shareholder with any of the provisions hereof will (i) violate, or require any consent, approval or notice under any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Shareholder or such Shareholder’s Shares or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which such Shareholder is a party or by which such Shareholder is bound.

(c)          Reliance on Agreement.  Such Shareholder understands and acknowledges that the Buyer and the Parent are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.  Such Shareholder acknowledges that the agreement set forth in Section 1 is granted in consideration for the execution and delivery of the Merger Agreement by the Buyer and the Parent.

(d)          Tax-Free Reorganization.  Such Shareholder is aware that the Company, the Parent and the Buyer intend to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code, as amended (the “Code”), for federal income tax purposes.  Such Shareholder agrees to treat the transaction in the same manner as the Company, the Parent and the Buyer for federal income tax purposes.  Such Shareholder acknowledges that Section 1.368-1(b) of the U.S. federal income tax regulations requires “continuity of interest” in order for the Merger to be treated as a tax-free reorganization under Section 368 of the Code.  Continuity of interest may not be preserved if stock of an acquired company is disposed of before an acquisition to the acquired or acquiring company or to persons related to either the acquired or acquiring companies for consideration other than stock of the acquiring company, if a shareholder of the acquired company received certain distributions from the acquired company with respect to such shareholder’s stock in connection with the acquisition, or if stock of the acquiring company issued in the merger is disposed of in connection with the merger to the acquiring company or to persons related to the acquiring company.  Accordingly, such Shareholder declares that in connection with the Merger (i) such Shareholder has not and will not dispose of any of the stock of either the Company, the Parent or the Buyer to either the Company, the Parent or the Buyer (other than in exchange for the Merger Consideration), to a person related to the Company (within the meaning of Section 1.368-1(e)(1)(i) (sixth sentence) of the U.S. federal income tax regulations) or to a person related to the Buyer (within the meaning of Section 1.368-1(e)(3) of such regulations), (ii) such Shareholder has not and will not receive any dividend or other distribution with respect to the stock of the Company attributable directly or indirectly to funds provided by the Parent or the Buyer, and (iii) such Shareholder will not dispose of any stock of the Parent or the Buyer received in the Merger to the Parent or the Buyer or to a person related to the Parent or the Buyer within the meaning of Section 1.368-1(e)(3) of the U.S. federal income tax regulations.

3.           TERMINATION.  This Agreement shall terminate on the earlier of (a) the Effective Time or (b) immediately upon the termination of the Merger Agreement in accordance with its terms.

4.           ACTION IN SHAREHOLDER CAPACITY ONLY.  No Shareholder makes any agreement or understanding herein as a director or officer of the Company; rather, each Shareholder signs solely in such Shareholder’s capacity as a record holder and beneficial owner of such Shareholder’s Shares, and nothing herein shall limit or affect any actions taken in such Shareholder’s capacity as an officer or director of the Company, including without limitation any action taken in such Shareholder’s capacity as a director or executive officer of the Company consistent with the provisions in Section 6.1(c) of the Merger Agreement.

5.           MISCELLANEOUS.

(a)          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission, one (1) Business Day after sending by a reputable national overnight courier service or three (3) Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party in the manner provided below:

If to the Buyer or the Parent:

Four Oaks Bank & Trust Company
6114 U.S. 301 South
Post Office Box 309
Four Oaks, North Carolina  27524
Attention:  Ayden R. Lee, Jr.
Telephone:  (919) 963-2177
Facsimile:  (919) 963-2768

with a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center
150 Fayetteville Street
Raleigh, North Carolina 27601
Attention:  John L. Jernigan
Telephone:  (919) 821-1220
Facsimile:  (919) 821-6800

If to a Shareholder:

to the address provided for such Shareholder on Schedule A

(b)           Entire Agreement.  This Agreement, including the agreements and documents that are Schedules and Exhibits hereto, embodies the entire agreement and understanding of the parties with respect to the subject matter of this Agreement.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby and the subject matter hereof.

(c)           Amendments.  This Agreement may be amended, modified or supplemented only by written agreement of all parties hereto.

(d)           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

(e)           Governing Law.  The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina, without regard to principles of conflicts of laws.

(f)           Injunctive Relief; Jurisdiction.  Each Shareholder agrees that irreparable damage would occur and that the Buyer would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Buyer and/or the Parent shall be entitled to an injunction or injunctions to prevent breaches by any Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of North Carolina or in any North Carolina state court (collectively, the “Courts”), this being in addition to any other remedy to which the Buyer and/or the Parent may be entitled at law or in equity.  In addition, each of the parties hereto (i) irrevocably consents to the submission of such party to the personal jurisdiction of the Courts in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any of the Courts and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Courts.

(g)           Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

[signature page to Stock Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

FOUR OAKS FINCORP, INC.

By:________________________________
     Name:
     Title:

BUYER:

FOUR OAKS BANK & TRUST COMPANY

By:________________________________
     Name:
     Title:

SHAREHOLDERS:

[Print Name]

[Print Name]

[Print Name]

[Print Name]

SCHEDULE A TO STOCK VOTING AGREEMENT

List of Shareholders

[Shareholders]

EXHIBIT C

FORM OF SEPARATION AGREEMENT

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into by and among Nuestro Banco (the “Company”), Jeanne Mauney (“Employee”), and Four Oaks Bank & Trust Company (the “Bank”).  Throughout the remainder of the Agreement, the Company, Employee, and the Bank may be collectively referred to as “the parties.”

WHEREAS, Employee is currently employed by the Company as Chief Financial Officer;

WHEREAS, the Company, the Bank, and Four Oaks Fincorp, Inc. are parties to a Merger Agreement dated April 29, 2009 (the “Merger Agreement”), pursuant to which, as a condition of Closing, as defined in the Merger Agreement, Employee shall execute and deliver this Agreement at Closing;

WHEREAS, Employee and the Company desire to terminate their employment relationship effective as of the Closing Date, as defined in the Merger Agreement, on mutually agreeable terms and avoid all litigation relating to the employment relationship and its termination;

WHEREAS, Employee desires severance benefits for which she would not otherwise be eligible, and the Bank is willing to provide certain severance benefits in exchange for her entering into this Agreement;

WHEREAS, Employee and the Bank have separately agreed that Employee will become employed by the Bank pursuant to an Executive Employment Agreement of even date herewith and that execution of the Executive Employment Agreement is a condition to the effectiveness of this Agreement; and

WHEREAS, Employee represents that she has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.

NOW, THEREFORE, in consideration of the above and the mutual promises set forth below, Employee, the Company, and the Bank agree as follows:

1.           SEPARATION.  Employee’s employment with the Company shall terminate effective [_______, 2009] [the Closing Date] (the “Separation Date”).

2.           SEVERANCE BENEFITS.  The Bank shall pay Employee an amount equal to one (1) year of her current annual salary (less any applicable taxes and withholdings),  payable in a lump sum within five (5) business days after the expiration of the revocation period set forth in Section 8 of this Agreement.  Other than as provided in this Section 2, as of and after the Separation Date, Employee shall not be entitled to any employee benefits and shall not be a participant in any of the Company’s benefit plans or programs of any type; provided, however, nothing in this Agreement shall be deemed to limit Employee’s continuation coverage rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or Employee’s vested rights, if any, in any of the Company’s benefit plans, and the terms of those plans shall govern.  All payments remaining due under this Section 2 in the event of Employee’s death shall be payable to Employee’s estate.

3.           ADEQUACY OF CONSIDERATION.  Employee acknowledges that the benefits available to her under this Agreement are significant, are of greater value than the benefits to which she would be entitled to receive if she did not sign this Agreement, and constitute adequate consideration for the release of claims hereunder.

4.           COMPANY INFORMATION AND PROPERTY.  Employee shall not at any time after termination of her employment disclose, use, or aid third parties in obtaining or using any confidential or proprietary information of the Company or the Bank except in any capacity on behalf of and for the benefit of the Company or the Bank.  Confidential or proprietary information is information relating to the Company or the Bank, or any aspect of their businesses, which is not generally available to the public, the Company’s or the Bank’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge.  Nothing in this Agreement shall relieve her from any obligations under any previously executed confidentiality, proprietary information or secrecy agreements.

Employee shall:  (i) deliver to the Company or the Bank all records, memoranda, data, documents and other property of any description which refer or relate in any way to confidential or proprietary information, including all copies thereof, which are in her possession, custody or control; (ii) deliver to the Company all Company property (including, but not limited to, keys, credit cards, client files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company customer, or Company business or business methods, including all copies thereof) which is in her possession, custody or control; (iii) if requested by the Company, bring all such records, files and other materials up to date before returning them; and (iv) fully cooperate with the Company in winding up her work and transferring that work to other individuals designated by the Bank.

5.           RELEASE.  In consideration of the benefits conferred by this Agreement, EMPLOYEE (ON BEHALF OF HERSELF, HER HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND THE BANK AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND ITS AND/OR THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EMPLOYEES, OWNERS, INVESTORS, ADMINISTRATORS, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS, KNOWN OR UNKNOWN, SHE MAY HAVE OR CLAIM TO HAVE RELATING TO HER HIRING, EMPLOYMENT WITH THE COMPANY, OR HER SEPARATION THEREFROM arising before the execution of this Agreement, including but not limited to claims for:  (i) discrimination, harassment or retaliation arising under any federal, state or local laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, and the Older Worker Benefit Protection Act of 1990 (OWBPA)), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, or the Family and Medical Leave Act, as amended (FMLA), or harassment or retaliation for protected activity; (ii) for compensation and/or benefits, including but not limited to claims under the Fair Labor Standards Act of 1938 (FLSA), as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), FMLA, and similar federal, state, and local laws; (iii) under federal, state or local law of any nature whatsoever, including but not limited to constitutional, statutory (including but not limited to any North Carolina statutes, tort, express or implied contract, wrongful discharge, or other common law); (iv) attorneys’ fees; and (v) of any kind whatsoever (with the exception of those listed in Sections 6 and 7 below) whether or not Employee knew about them at the time she signed this Agreement; provided, however, that this release does not apply to claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies or to any claim for a breach of this Agreement.

6.           COVENANT NOT TO SUE.  In consideration of the benefits offered to Employee, Employee will not sue Releasees on any of the released claims or on any matters relating to her employment arising before the execution of this Agreement, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, claims for workers’ compensation or unemployment benefits referenced in Section 5 above, or where otherwise prohibited by law.  If Employee does not abide by this paragraph, (i) she will return all monies received under this Agreement and indemnify Releasees for all expenses incurred in defending the action, and (ii) Releasees will be relieved of their obligations hereunder.

7.           AGENCY CHARGES/INVESTIGATIONS.  Nothing in this Agreement shall prohibit Employee from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of her employment; provided, however, that by signing this Agreement, Employee waives her right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings.

8.           RIGHT TO REVIEW AND REVOKE.  The Company delivered this Agreement to Employee on April 29, 2009 (the “Notification Date”) and informs her hereby that it desires that she have adequate time and opportunity to review and understand the consequences of entering into this Agreement.  Accordingly, the Company advises that:

•	Employee should consult with her attorney prior to executing the Agreement; and
•	Employee has twenty-one (21) days from the Notification Date within which to consider this Agreement.

Further, Employee may not execute this Agreement prior to the Separation Date.  In the event that Employee does not return an executed copy of this Agreement to the Bank within twenty-two (22) days of the Notification Date, or on the Separation Date, whichever is later, this Agreement and the obligations of the Company and the Bank herein shall become null and void.  Employee may revoke this Agreement during the seven (7) day period immediately following her execution.  This Agreement will not become effective or enforceable until the revocation period has expired.  To revoke this Agreement, a written notice of revocation must be delivered to:  Ayden R. Lee, Jr., Four Oaks Bank & Trust Company, 6114 US 301 South, Four Oaks, North Carolina 27524.

9.           CONFIDENTIALITY OF AGREEMENT AND NONDISPARAGEMENT.  The terms and provisions of this Agreement are confidential, and Employee represents and warrants that, since receiving this Agreement, she has not disclosed the terms and conditions of this Agreement to third parties, other than her attorneys whom she has consulted for legal advice.  Employee agrees that going forward she will not disclose the terms and conditions of this Agreement to third parties, except as required by law.  Notwithstanding the above, Employee may reveal the terms and provisions of this Agreement to members of her immediate family or to an attorney, tax or financial advisors whom she may consult for legal, tax or financial advice, provided that such persons agree to maintain the confidentiality of this Agreement.

Employee represents and warrants that, since receiving this Agreement, she:  (i) has not made, and going forward will not make, disparaging, defaming or derogatory remarks about the Company or the Bank or its or their services, business practices, directors, officers, managers, or employees to anyone; and (ii) has not taken, and going forward will not take, any action that may impair the relations between the Company or the Bank and/or their customers, employees, or agents or that may be detrimental to or interfere with the Company or the Bank or its and/or their businesses.

10.         SEPARATE EXECUTIVE EMPLOYMENT AGREEMENT.  This Agreement shall only be effective if the separate Executive Employment Agreement between Employee and Bank shall have been executed prior to or contemporaneously with the execution of this Agreement.  This Agreement shall in no way effect or impact the separate Executive Employment Agreement entered into between Employee and the Bank dated on or about the Separation Date.

11.         DISCLAIMER OF LIABILITY.  Nothing in this Agreement is to be construed as either an admission of liability or admission of wrongdoing on the part of either party, each of which denies any liabilities or wrongdoing on its part.

12.         GOVERNING LAW.  This Agreement shall be governed by the laws of the State of North Carolina and the applicable provisions of federal law.

13.         ENTIRE AGREEMENT.  Except as expressly provided herein, this Agreement:  (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Employee’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the parties with respect to this subject matter.  Each party acknowledges that:  (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid.  No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

14.         SECTION 409A OF THE INTERNAL REVENUE CODE.

14.1            Parties’ Intent.  The parties intend that the provisions of this Agreement comply with the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Company and the Bank shall, upon the specific request of Employee, use its or their reasonable business efforts in good faith to reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Employee and the Company and the Bank of the applicable provision shall be maintained, and neither the Company nor the Bank shall have any obligation to make any changes that could create any additional economic cost or loss of benefit to the Company or to the Bank.  The Company and the Bank shall timely use their reasonable business efforts to amend any plan or program in which Employee participates to bring it in compliance with Section 409A.  Notwithstanding the foregoing, neither the Company nor the Bank shall have any liability with regard to any failure to comply with Section 409A so long as it or they have acted in good faith with regard to compliance therewith.

14.2            Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

14.3            Separate Payments.  Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

[signature page follows]

[signature page of Separation Agreement and General Release]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year written below.

EMPLOYEE

__________________________________________
Jeanne Mauney

Date: _____________________________________

NUESTRO BANCO

__________________________________________
By:            ________________________

Date: _____________________________________

FOUR OAKS BANK & TRUST COMPANY

__________________________________________
By:            ________________________

Date: _____________________________________

EXHIBIT D

FORM OF EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this [____] day of [_____], 2009 by and between FOUR OAKS BANK & TRUST COMPANY, a North Carolina corporation (the “Bank”), and JEANNE MAUNEY (“Employee”).

W I T N E S S E T H

WHEREAS, the Bank, Four Oaks Fincorp, Inc. and Nuestro Banco are parties to a Merger Agreement dated April 29, 2009 (the “Merger Agreement”);

WHEREAS, Employee has been an employee of Nuestro Banco;

WHEREAS, the termination of Employee’s employment with Nuestro Banco and Employee’s and the Bank’s entry into this Agreement and a separate Separation Agreement are conditions of the Merger Agreement; and

WHEREAS, Employee desires to become an employee of the Bank and the Bank desires to employ Employee on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained in this Agreement, the Bank and Employee agree as follows:

1.   Employment.  Employee shall serve the Bank as Financial Specialist with such duties, responsibilities and authorities of such office as may be assigned to her and as are customarily associated with such office.  Employee, at the Bank’s discretion, may be reassigned or required to perform other duties which may or may not have the title, responsibilities and authority comparable to those of the position set forth above.

(a)    Employee shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Bank policies, procedures, practices, and directions.

(b)    Employee shall devote all working time and best efforts to successfully perform her duties and advance the Bank’s interests.  During her employment, Employee shall not render services of any nature whatsoever (including board memberships) for which she receives compensation without the Bank’s prior consent; provided, however, this provision does not prohibit her from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for her own benefit which do not create actual or potential conflicts of interest with the Bank.

2.   Term.  The term of this Agreement shall be for the twelve (12) month period commencing on the date of Closing, as defined in the Merger Agreement, and terminating twelve (12) months thereafter, unless earlier terminated as set forth in this Agreement.

3.   Compensation and Benefits.  In consideration of her services during the term of this Agreement, Employee shall be paid compensation by and receive benefits from the Bank as follows:

(a)   Base Salary.  Employee will receive an annual base salary of One Hundred Thousand and 00/100 Dollars ($100,000.00) payable in monthly installments.

(b)   Benefits.  Employee shall be entitled to receive and to participate, subject to any eligibility requirements, in all benefits generally made available to the Bank’s employees at Employee’s level including, but not limited to, any bonus plans, stock options, insurance benefits, vacation, sick leave, and reimbursement of expenses incurred on behalf of the Bank in the course of performing duties under this Agreement.  Employee’s participation in any such benefit plans or programs is subject to the applicable terms, conditions and eligibility requirements of those plans and programs, some of which are in the plan administrator’s discretion, as they may exist from time to time.  Notwithstanding anything to the contrary in the foregoing, Employee shall be entitled to a minimum of three (3) weeks (fifteen (15) business days) of vacation each calendar year.

4.   Termination. This Agreement and Employee’s employment under this Agreement shall terminate:

(a)   upon written notice from the Bank to Employee in the event of Employee’s physical or mental inability to perform the essential functions of her duties for a protracted or indefinite period, as determined by the Bank in its sole discretion and in accordance with application law (“Disability”);

(b)   immediately upon written notice from the Bank for any of the following reasons which shall constitute “Cause:”

(i)      the willful and continued failure by Employee to perform her duties with the Bank;

(ii)     the willful engaging by Employee in gross misconduct materially and demonstratively injurious to the Bank;

(iii)    the conviction of Employee of any crime involving fraud or dishonesty;

(c)   upon thirty (30) days written notice from the Bank to Employee, for any reason other than death, Disability, or Cause (a “without Cause” termination); or

(d)   immediately upon Employee’s death.

5.   Compensation Upon Termination.

If Employee’s employment is terminated pursuant to Section 4(a) (Disability), then Employee shall be entitled to receive an amount equal to her then current monthly salary (less any applicable taxes and withholdings) for the lesser of six (6) months or the number of months then remaining in the term of this Agreement, payable in a lump sum within thirty (30) days of the date of termination of employment.

If Employee’s employment is terminated pursuant to Section 4(c) (without Cause), then Employee shall be entitled to receive an amount equal to her then current monthly salary (less any applicable taxes and withholdings) for the number of months then remaining in the term of this Agreement, payable in a lump sum within thirty (30) days of the date of termination of employment.

6.   Section 409A of the Internal Revenue Code.

(a)   Parties’ Intent.  The parties intend that the provisions of this Agreement comply with the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Bank shall, upon the specific request of Employee, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that, to the maximum extent practicable, the original intent and economic benefit to Employee and the Bank of the applicable provision shall be maintained, and the Bank shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Bank.  The Bank shall timely use its reasonable business efforts to amend any plan or program in which Employee participates to bring it in compliance with Section 409A.  Notwithstanding the foregoing, the Bank shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b)           Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following  a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c)           Separate Payments.  Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

(d)           Delayed Distribution to Key Employees.  If the Bank reasonably determines, in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder that Employee is a Key Employee of the Bank on the date her employment with the Bank terminates and that a delay in severance pay and benefits provided under this Agreement is necessary for compliance with Section 409A(a)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement and not otherwise exempt from Section 409A shall be delayed for a period of six (6) months (the “409A Delay Period”).  In such event, any such severance payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the end of the 409A Delay Period.  For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) of that section.  If Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

8.   Non-Assignability.  This Agreement shall not be assignable by Employee.  This Agreement shall not be assignable by the Bank without the prior written consent of Employee except to a corporation which is the surviving entity in any merger involving the Bank or to a corporation which acquires all or substantially all of the stock or assets of the Bank.

9.   Entire Agreement.  Except as expressly provided herein, this Agreement (a) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (b) constitutes the sole agreement between the parties with respect to this subject matter.  Each party acknowledges that:  (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid.  No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

10.         Waiver of Breach.  The Bank’s or Employee’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

11.         Counterparts; Construction.  This Agreement may be executed in several identical counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina.

12.         Severability.  If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.  Additionally, if any of the provisions, clauses or phrases in the Trade Secrets, Confidential Information, Bank Property, and Competitive Business Activities provisions set forth in this Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that such provisions, clauses, or phrases be “blue-penciled” or rewritten by the court to the extent necessary to render them enforceable.

13.         Notice.  All necessary notices, demands, and requests required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed by certified mail, postage prepaid, address as follows:

If to Employee:                                           Jeanne Mauney
_____________________________
_____________________________

If to Bank:                               Four Oaks Bank & Trust Company
6114 U.S. 301 South
Post Office Box 309
Four Oaks, North Carolina  27524
Attention:  President

or to such other address as shall be furnished by either party.

[signature page follows]

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FOUR OAKS BANK & TRUST COMPANY

By:  _________________________________
Authorized Officer

_____________________________________
Jeanne Mauney